Exhibit 4.1

EXECUTION VERSION

Published CUSIP Number: C9716DAJ3

C9716DAK0 (Revolver)

REVOLVING CREDIT AGREEMENT

Dated as of February 27, 2024,

among

WASTE CONNECTIONS, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

ACTING THROUGH ITS CANADA BRANCH,

as the Global Agent, the Swing Line Lender

and an L/C Issuer,

BANK OF AMERICA, N.A.,

as the U.S. Agent, and an L/C Issuer,

THE OTHER L/C ISSUERS PARTY HERETO,

and

THE LENDERS PARTY HERETO,

with

BofA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

PNC CAPITAL MARKETS LLC,

and

TRUIST SECURITIES, INC.,

as the Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK, N.A.,

PNC Bank Canada Branch,

and

TRUIST BANK,

as Co-Syndication Agents,

1

i

SCHEDULES

1	List of Material Subsidiaries
1.01A	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
11.02	Global Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice
A-2	Form of Swing Line Loan Notice
B-1	Form of Credit Note
B-2	Form of Swing Line Note
C	Form of Compliance Certificate
D-1	Form of Assignment and Assumption
D-2	Form of Administrative Questionnaire
E	Form of Instrument of Accession
F	Forms of U.S. Tax Compliance Certificates

v

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (together with the schedules and exhibits hereto, this “Agreement”) is entered into as of February 27, 2024, among WASTE CONNECTIONS, INC., an Ontario corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders”, and each individually, a “Lender”), BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH, as the global agent, the Swing Line Lender and an L/C Issuer (in its capacity as the global agent, the “Global Agent”), and BANK OF AMERICA, N.A., as the U.S. agent and an L/C Issuer (in its capacity as the U.S. agent, the “U.S. Agent” and collectively with the Global Agent, the “Agents”) and the other L/C Issuers from time to time party hereto.

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility to the Borrower under this Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceding Lender” has the meaning specified in Section 2.15(c).

“Accordion Advance” has the meaning specified in Section 2.15(a).

“Accordion Funding Date” has the meaning specified in Section 2.15(e).

“Accordion Tranche” has the meaning specified in Section 2.15(b).

“Accountants” means an independent accounting firm of national standing reasonably acceptable to the Required Lenders and the Agents. As of the Closing Date, the Accountants are Grant Thornton LLP and are deemed reasonably acceptable to the Required Lenders and the Agents.

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit D-2 or any other form approved by the Agents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” has the meaning specified in the recitals hereto.

“Aggregate Commitments” means a collective reference to the U.S. Dollar Commitments and the Multicurrency Commitments, as such collective amount may be reduced or increased pursuant to the terms hereof. The initial amount of the Aggregate Commitments on the Closing Date is U.S.$3,000,000,000.

“Agreement Currency” has the meaning specified in Section 11.20.

“AML Legislation” has the meaning specified in Section 11.17.

“Applicable Authority” means, with respect to Term CORRA, the applicable administrator for Term CORRA or any Governmental Authority having jurisdiction over an Agent or such administrator with respect to its publication of Term CORRA, in each case acting in such capacity.

“Applicable Canadian Pension Legislation” means, at any time, the ITA and any Canadian pension minimum standards legislation (be it Canadian federal, provincial, territorial or otherwise), such as the Pension Benefits Act (Ontario) or analogous legislation, then applicable to the Borrower or its Subsidiaries organized in Canada.

“Applicable Lenders” means, (a) with respect to any U.S. Dollar Committed Loan or U.S. Dollar Swing Line Loan, the U.S. Dollar Lenders and the Multicurrency Lenders, and (b) with respect to any Canadian Dollar Committed Loan, Canadian Dollar Swing Line Loan or Letter of Credit, the Multicurrency Lenders.

“Applicable Percentage” means, in respect of the Aggregate Commitments, with respect to any Lender as of any date, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.19. If the Commitments of all of the Lenders to make Committed Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a) or if the Aggregate Commitments have expired, then the Applicable Percentages of the Lenders shall be determined based on the Applicable Percentages of the Lenders most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the applicable Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means, in respect of the Committed Loans, the L/C Fee and the Commitment Fee, from time to time, the following percentages per annum, based upon the pricing level for the applicable Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s:	Applicable Rate for Term SOFR Loans, Term CORRA Loans and Letter of Credit Fees	Applicable Rate for U.S. Base Rate and Canadian Prime Rate Loans	Commitment Fee
1	Greater than or equal to A by S&P or A2 by Moody’s	0.750%	0.000%	0.065%
2	A- by S&P or A3 by Moody’s	0.875%	0.000%	0.080%
3	BBB+ by S&P or Baa1 by Moody’s	1.000%	0.000%	0.090%
4	BBB by S&P or Baa2 by Moody’s	1.125%	0.125%	0.110%
5	Less than or equal to BBB- by S&P or Baa3 by Moody’s	1.250%	0.250%	0.150%

For purposes of each of the rates set forth in the table above such rates shall be the applicable rate per annum determined as of the day of receipt by the Agents from the Borrower of evidence satisfactory to the Agents of the then-applicable Debt Rating (or, if earlier, as of the date the Agents become aware of a public announcement of such Debt Rating). The applicable Debt Rating for determining the pricing level shall be the highest Debt Rating of the Borrower; provided, that (i) if the two Debt Ratings differ by more than one level, the pricing level applicable to the level that is one level lower than the higher Debt Rating shall apply, (ii) if the Borrower has only one Debt Rating, the pricing level applicable to the level of that Debt Rating shall apply, and (iii) if the Borrower does not have any Debt Rating, pricing level 5 shall apply. Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in a certificate from the Borrower delivered to the Agents on the Closing Date (which shall reflect pricing level 3). Thereafter, each change in the Applicable Rate shall be effective during the period commencing on the date of receipt by the Agents from the Borrower of evidence satisfactory to the Agents of the then-applicable publicly-announced Debt Rating (or, if earlier, on the date that the Agents become aware of a public announcement of such applicable Debt Rating) and ending on the date immediately preceding the effective date of the next such change in the Applicable Rate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, and Truist Securities, Inc., in their respective capacities as co-lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by an Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by an Agent.

“Attributable Indebtedness” means, with respect to any Person, on any date, (a) in respect of any Finance Lease, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments thereunder that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a finance lease. For the avoidance of doubt, the determination of GAAP for purposes of this definition shall be subject to the terms of Section 1.03.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its then existing Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its then existing Subsidiaries, including the notes thereto, which have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) and on the Borrower’s Internet website as previously identified to the Agents and Lenders.

“Availability Period” means, with respect to the Committed Loans and Swing Line Loans, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Committed Loans, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, (c) the date of termination of the Commitment of each Lender to make Committed Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02, and (d) the date upon which the Borrower has repaid to the Agents and the Lenders (or Cash Collateralized, as applicable) the Total Outstandings and other Obligations (other than contingent or inchoate indemnity obligations for which no claim has been asserted) with respect to the Committed Loans, Letters of Credit and Swing Line Loans hereunder on such date and has terminated the Aggregate Commitments in accordance with Section 2.07.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Date” means December 31, 2023.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) Term SOFR for a one-month tenor in effect on such day plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by the U.S. Agent as its “prime rate” for U.S. Dollar loans made in the United States; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by the U.S. Agent for U.S. Dollar loans made in the United States, based upon various factors including the U.S. Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some U.S. Dollar loans made in the United States, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the U.S. Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Sections 3.02 or 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (c) above and shall be determined without reference to clause (b) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BOA Canada” means Bank of America, N.A., acting through its Canada branch, and its successors.

“Borrower” has the meaning specified in the recitals hereto.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or in Toronto, Ontario, Canada are authorized or required by Law or other governmental action to close or are in fact closed.

“Canadian Benefit Plan” means an employee benefit plan, maintained or contributed to by the Borrower or any of its Subsidiaries organized in Canada, for the benefit of the employees, former employees, directors, and contractors of the Borrower or any of such Subsidiaries employed or engaged in Canada including all profit sharing, incentive compensation, savings, supplemental retirement, retiring allowance, severance, deferred compensation (including stock option, share award and equity-based plans), welfare, bonus, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements; provided, however that “Canadian Benefit Plan” shall not include any Canadian Pension Plan, the Canada and the Quebec Pension Plans or any other statutory plan required to be contributed to under Canadian federal, provincial or territorial health, workers’ compensation or employment insurance legislation.

“Canadian Dollar” and “C$” mean lawful money of Canada.

“Canadian Dollar Committed Borrowing” means a borrowing consisting of simultaneous Canadian Dollar Committed Loans of the same Type and, in the case of Term CORRA Loans having the same Interest Period, made by each of the Multicurrency Lenders pursuant to Section 2.01 or Section 2.15.

“Canadian Dollar Committed Loan” has the meaning specified in Section 2.01(b)(ii).

“Canadian Dollar Letter of Credit” means a Letter of Credit denominated in Canadian Dollars.

“Canadian Dollar Swing Line Loan” means a Swing Line Loan denominated in Canadian Dollars.

“Canadian Lender” means any Lender that is not a U.S. Person and that is or is deemed to be a resident of Canada for purposes of the ITA and for purposes of the Canada-United States Tax Convention, and that is entitled to the benefits of such tax convention with regard to any amounts payable to it under the Loan Documents. For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“Canadian Pension Plan” means any plan that is a “registered pension plan” as defined in subsection 248(1) of the ITA sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada and required to be registered under Applicable Canadian Pension Legislation, and contributed to by (or to which there is an obligation to contribute by) the Borrower or any of such Subsidiaries.

“Canadian Prime Rate” means the greater of (i) the variable per annum reference rate of interest announced and adjusted by the Global Agent from time to time for Canadian Dollar denominated commercial loans in Canada, and (ii) the rate of interest per annum that is equal to the sum of (A) Term CORRA on the particular day for one-month tenor, and (B) 0.50% per annum. The rate described in clause (i) is a rate set by the Global Agent for Canadian Dollar loans made in Canada and commonly known as “prime rate” (or its equivalent analogous rate) based upon various factors including the Global Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some Canadian Dollar loans made in Canada, which may be priced at, above, or below such announced rate. Any change in the Canadian Prime Rate announced by the Global Agent shall take effect at the opening of business on the day specified in the public announcement of such change; and if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Cash Collateral” has the meaning given it in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Global Agent or the U.S. Agent, as applicable, for the benefit of one or more of an L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the applicable Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support (provided that such credit support shall only include assets directly owned by the Borrower and shall not include any Equity Interests), in each case pursuant to documentation in form and substance satisfactory to (i) such Agent and (ii) the applicable L/C Issuer (which documents shall not require the consent of the Lenders in their capacities as such). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect from time to time.

“CFO” means the principal financial or accounting officer of the Borrower.

“Change in Law” means the occurrence, after the Closing Date, or with respect to any Lender, such later date on which such Lender becomes party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” (a) when used in reference to any Committed Loan, refers to whether such Committed Loan is a U.S. Dollar Committed Loan or a Canadian Dollar Committed Loan, (b) when used in reference to any Swing Line Loan, refers to whether such Swing Line Loan is a U.S. Dollar Swing Line Loan or a Canadian Dollar Swing Line Loan, (c) when used in reference to any Letter of Credit, refers to whether such Letter of Credit is a U.S. Dollar Letter of Credit or a Canadian Dollar Letter of Credit, (d) when used in reference to any Commitment, refers to whether such Commitment is a U.S. Dollar Commitment or a Multicurrency Commitment, and (e) when used in reference to any Lender, refers to whether such Lender is a U.S. Dollar Lender or a Multicurrency Lender.

“Closing Date” means the first date all the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 11.01, which date is February 27, 2024.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a U.S. Dollar Commitment or a Multicurrency Commitment, as applicable.

“Commitment Fee” has the meaning specified in Section 2.10(a) hereof.

“Committed Borrowing” means a U.S. Dollar Committed Borrowing or a Canadian Dollar Committed Borrowing.

“Committed Loan” means a U.S. Dollar Committed Loan or a Canadian Dollar Committed Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans that are Term SOFR Loans or Term CORRA Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Agents (including any form on an electronic platform or electronic transmission system as shall be approved by the Agents), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Amendment” has the meaning specified in Section 2.15(f).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, CORRA or any proposed Successor Rate or Term SOFR, or Term CORRA, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Canadian Prime Rate”, “CORRA”, “Term CORRA” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agents (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agents in a manner substantially consistent with market practice (or, if the Agents determine (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agents determine (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes (i) that are imposed on or measured by net income or profits (however denominated), (ii) that are franchise Taxes or branch profits Taxes or (iii) that are capital Taxes imposed under any applicable Canadian law.

“Consolidated EBIT” means, for any period, the Consolidated Net Income (or Deficit) of the Consolidated Group determined in accordance with GAAP, plus, without duplication, (a) interest expense, plus (b) income taxes, plus (c) non-cash stock compensation charges, to the extent that such charges were deducted in determining Consolidated Net Income (or Deficit), all as determined in accordance with GAAP, including, without limitation, charges for stock options and restricted stock grants, plus (d) one-time, non-recurring acquisition-related transaction fees and expenses and, to the extent reasonably approved by the Agents, integration costs incurred within 12 months of any acquisition to the extent such costs are expensed, plus (e) non-controlling interest expense, plus (f) non-cash extraordinary non-recurring writedowns, writeoffs or impairments of assets, or deferred financing costs, including non-cash losses on the sale of assets outside the ordinary course of business, plus (g) any losses associated with the extinguishment of Indebtedness, plus (h) special charges relating to the termination of a Swap Contract, plus (i) any accrued settlement payments in respect of any Swap Contract owing by any members of the Consolidated Group, plus (j) one-time, non-recurring charges in connection with the modification of employment agreements with certain members of senior management as approved by the Agents (with such approval not to be unreasonably withheld, delayed or conditioned), plus (k) non-cash accounting charges resulting from the application of Accounting Standards Codification (“ASC”) Topic 815 for such period, minus (l) non-cash extraordinary gains on the sale of assets to the extent included in Consolidated Net Income (or Deficit), minus (m) any accrued settlement payments in respect of any Swap Contract payable to any members of the Consolidated Group, and minus (n) non-cash accounting gains resulting from the application of ASC Topic 815 for such period.

“Consolidated EBITDA” means, for any period (without duplication), (a) Consolidated EBIT plus the depreciation expense and amortization expense, to the extent that each was deducted in determining Consolidated Net Income (or Deficit), determined in accordance with GAAP, plus (b) the depreciation expense and amortization expense (without duplication) of any company whose Consolidated EBITDA was included under clause (c) hereof, plus (c) Consolidated EBITDA for the prior twelve (12) months of companies or business segments acquired by the Consolidated Group during the respective reporting period (without duplication); provided, that (i) the financial statements of such acquired companies or business segments have been audited for the period sought to be included by an independent accounting firm satisfactory to the Agents, or (ii) the Agents consent to such inclusion after being furnished with other acceptable financial statements; and provided further, that such acquired Consolidated EBITDA may be further adjusted to add-back non-recurring private company expenses which are discontinued upon acquisition (such as owner’s compensation), as approved by the Agents. Simultaneously with the delivery of the financial statements referred to in clauses (c)(i) and (c)(ii) hereof, the CFO shall deliver to the Agents a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company or business segment.

“Consolidated Group” means the Borrower and its consolidated Subsidiaries.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of the Consolidated Group after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Tangible Assets” means the consolidated total assets of the Borrower and its Subsidiaries but excluding goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and any other intangible assets.

“Consolidated Total Funded Debt” means, with respect to the Consolidated Group, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Consolidated Group on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes, bonds, debentures or similar debt instruments, (ii) Attributable Indebtedness in respect of any Finance Leases and Synthetic Leases, (iii) the non-contingent deferred purchase price of assets and companies (typically known as holdbacks) to the extent recognized as a liability in accordance with GAAP, but excluding short-term trade payables incurred in the ordinary course of business, and (iv) any unpaid reimbursement obligations with respect to letters of credit outstanding, but excluding any contingent obligations with respect to letters of credit outstanding; plus (b) Indebtedness of the type referred to in clause (a) of another Person who is not a member of the Consolidated Group Guaranteed by one or more members of the Consolidated Group.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controls” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“CORRA Successor Rate” has the meaning specified in Section 3.03(c).

“Covered Party” has the meaning specified in Section 11.22(a).

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, if executed, substantially in the form of Exhibit B-1.

“Credit Party” has the meaning specified in Section 9.11.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the FRBNY’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the debt rating of the Borrower’s public non-credit-enhanced, senior unsecured long-term debt as determined by either of S&P or Moody’s (each a “Debt Rating”, and collectively, the “Debt Ratings”).

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and other similar laws relating to or affecting the enforcement of creditors’ rights generally, each as now and hereafter in effect, any successors to such statutes, all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, formal or informal moratoria, compositions, rearrangement, receivership, insolvency, reorganization, arrangement, compromise or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, the interest rate otherwise applicable to such Loan plus 2% per annum, (b) with respect to the L/C Fees, the Applicable Rate used in determining the L/C Fees plus 2% per annum, and (c) with respect to all other Obligations under this Agreement then due and payable, an interest rate equal to the Base Rate plus the Applicable Rate otherwise applicable to Base Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder, unless such Lender notifies the Agents and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the either Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days after the date such payment is due, (b) has notified the Borrower, the Agents, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under other agreements generally in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within two (2) Business Days after written request by the Agents or the Borrower, to confirm in writing to the Agents and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agents and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, territorial or federal regulatory authority acting in such a capacity, (iii) has consented to, approved of or acquiesced in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agents that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) as of the date established therefor by the Agents in a written notice of such determination, which shall be delivered by the Agents to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction. As of the Closing Date, Designated Jurisdictions are Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic region of Ukraine, the so-called Luhansk People’s Republic region of Ukraine and the non-government controlled areas of the Kherson and Zaporizhzhia oblasts of Ukraine.

“Discharge of the Senior Obligations” has the meaning specified in Section 11.23(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (i) any dividend or distribution on or in respect of any Equity Interest of such Person (other than dividends or other distributions payable solely in additional Equity Interests of such Person); (ii) the purchase, redemption, retirement or other acquisition of any Equity Interest of such Person, directly or indirectly through a Subsidiary or otherwise; or (iii) the return of equity capital by any Person to its shareholders, partners or members as such.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.16.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Elevated Leverage Ratio Period” has the meaning specified in Section 7.14.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)) and, in each case, that is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable, demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date of such assignment.

“Environmental Laws” has the meaning specified in Section 5.16(a).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower and its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, approval, identification number, license or other authorization required under any Environmental Law.

“EPA” has the meaning specified in Section 5.16(a).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of any class of, or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan (other than a Multiemployer Plan) amendment as a termination under Section 4041 of ERISA or notification of a filing of a notice of intent to terminate or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan (other than a Multiemployer Plan) or notification of the institution by the PBGC of proceedings to terminate a Multiemployer Plan; (f) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (other than a Multiemployer Plan); (g) the determination that any Pension Plan (other than a Multiemployer Plan) is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or notification that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any of its Subsidiaries or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to or in respect of a Recipient (including any Taxes imposed or required to be withheld or deducted by the Borrower or any Subsidiary of the Borrower under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary being treated as or as if it were a borrower or co-borrower in respect of any Obligations hereunder under the Code or applicable Treasury regulations): (a) Taxes imposed on or measured by net income or profits (however denominated), capital Taxes imposed under any applicable Canadian law, franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or conducting business (other than a business deemed to arise solely by virtue of any of the transactions contemplated by this Agreement) or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes (including any Taxes imposed or required to be withheld or deducted by the Borrower or any Subsidiary of the Borrower under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary being treated as or as if it were a borrower or co-borrower in respect of any Obligations hereunder under the Code or applicable Treasury regulations) attributable to such Recipient’s failure to comply with or arising as a result of a breach of any representation made in Section 3.01(e), (d) any Taxes imposed pursuant to FATCA and (e) any Canadian Tax that would not have been imposed but for the Recipient (i) not dealing at arm’s length (within the meaning of the ITA) with the Borrower or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Borrower or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in each case, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.

“Existing Credit Agreements” means (a) that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 30, 2021, by and among the Borrower, as borrower, the banks and other lending institutions from time to time party thereto as lenders, Bank of America, N.A., acting through its Canada Branch, as global agent, and Bank of America, N.A. as the U.S. agent for such lenders and any other persons from time to time party thereto (as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time prior to the Closing Date) and (b) that certain Term Loan Agreement, dated as of October 31, 2022, by and among the Borrower, as borrower, the banks and other lending institutions from time to time party thereto as lenders, Bank of America, N.A., as administrative agent for such lenders, and any other persons from time to time party thereto (as amended, restated, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time prior to the Closing Date).

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreements) and set forth on Schedule 1.01A.

“Existing Maturity Date” has the meaning specified in Section 2.16(a). “Extending Lender” has the meaning specified in Section 2.16(e).

“Extension Effective Date” has the meaning specified in Section 2.16(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) the letter agreement, dated as of February 1, 2024, among the Borrower, the Agents and BofA Securities, Inc., (b) the letter agreement, dated as of February 1, 2024, between the Borrower and JPMorgan Chase Bank, N.A., (c) the letter agreement, dated as of February 1, 2024, among the Borrower, PNC Capital Markets LLC and PNC Bank Canada Branch, and (d) the letter agreement, dated as of February 1, 2024, between the Borrower, Truist Bank and Truist Securities, Inc.

“Finance Leases” means all leases that have been or should be, in accordance with GAAP (and subject to Section 1.03), recorded as finance leases.

“Foreign Lender” means any Lender that is neither a Canadian Lender nor a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FRBNY” means the Federal Reserve Bank of New York.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s ratable share of the outstanding L/C Obligations as to which such Defaulting Lender has agreed to purchase a risk participation pursuant to Section 2.03(b)(ii) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of Swing Line Loans as to which such Defaulting Lender has agreed to purchase risk participations pursuant to Section 2.04(a) other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“Fuel Derivatives Obligations” means fuel price swaps, fuel price caps and fuel price collar and floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Agent” means BOA Canada in its capacity as Global Agent under any of the Loan Documents, or any successor Global Agent.

“Global Agent’s Office” means the Global Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Global Agent may from time to time notify the Borrower and the Lenders.

“Global U.S. Dollar Funding Percentage” means in respect of the Aggregate Commitments, with respect to any U.S. Dollar Lender or Multicurrency Lender, as applicable, as of any date, the percentage (carried out to the ninth decimal place) of Aggregate Commitments, represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.19. If the Commitments of all of the Lenders to make Committed Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a) or if the Aggregate Commitments have expired, then the Global U.S. Dollar Funding Percentage of any U.S. Dollar Lender or Multicurrency Lender, as applicable, shall be determined based on the Global U.S. Dollar Funding Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Global U.S. Dollar Funding Percentage of each U.S. Dollar Lender and Multicurrency Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“Governmental Authority” means any government (including the governments of the United States and Canada), parliament, legislature or any political subdivision thereof, and any regulatory body authority, instrumentality, or agency thereof, commission or board of any thereof, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances or any other governmental authority charged with the administration or enforcement of applicable Laws or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the Minister of the Crown, Superintendent of Financial Institutions, European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, chlorinated solvents, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)            every obligation of such Person for money borrowed;

(b)            every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(c)            (A) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person and (B) all reimbursement or payment obligations of such Person with respect to surety bonds or similar instruments;

(d)            the net present value (using the Base Rate as the discount rate) of every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (A) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith and (B) contingent purchase price obligations solely to the extent that the contingency upon which such obligation is conditioned has not yet occurred);

(e)            all Attributable Indebtedness of such Person in respect of Finance Leases;

(f)             all Attributable Indebtedness of such Person in respect of Synthetic Leases;

(g)            all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively, “Receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; provided, however, that sales referred to in clauses (B) and (C) shall not constitute Indebtedness to the extent that such sales are non-recourse to such Person;

(h)            every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interest of any class issued by such Person, or any rights measured by the value of such Equity Interest;

(i)             every net obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices;

(j)             every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

(k)            all Guarantees of such Person in respect of any of the foregoing.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (x) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (y) any sale of Receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Instrument of Accession” has the meaning specified in Section 2.15(c).

“Insurance Entity” means Waterway Trails Inc., a Texas corporation, and each other direct or indirect wholly-owned Subsidiary formed in connection with any captive insurance program of the Borrower and/or its Subsidiaries that is so designated as an Insurance Entity from time to time by the Borrower hereunder and is approved by the Agents.

“Intercompany Indebtedness” has the meaning specified in Section 11.23.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or any Term CORRA Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan or a Term CORRA Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan or Canadian Prime Rate Loan (in each case including Swing Line Loans), the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

“Interest Period” means, as to each Term SOFR Loan or Term CORRA Loan, the period commencing on the date such Term SOFR Loan or Term CORRA Loan is disbursed or converted to or continued as a Term SOFR Loan or Term CORRA Loan and ending on the date one (1), three (3) or (other than any Term CORRA Loan) six (6) months thereafter (in each case, subject to availability), or such other date as agreed to by the Borrower and all applicable Lenders, as selected by the Borrower in a Loan Notice (it being agreed that with respect to the initial Borrowings advanced on the Closing Date, any applicable Interest Period will commence on the Closing Date and end on March 1, 2024); provided, that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (or assumption, as applicable) of capital stock or other Equity Interests, Indebtedness, assets constituting a business unit or all or a substantial part of the business of, another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be calculated based on the U.S. Dollar Equivalent of the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and without giving effect to any currency fluctuations.

“IRB LOC” means any Letter of Credit providing credit support for an IRB, which may (but need not) be a so-called “direct pay” Letter of Credit.

“IRBs” means industrial revenue bonds, solid waste disposal bonds or similar tax-exempt bonds issued by or at the request of the Borrower or its Subsidiaries.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower or in favor of an L/C Issuer and relating to any such Letter of Credit.

“ITA” shall mean the Income Tax Act (Canada).

“Judgment Currency” has the meaning specified in Section 11.20.

“Laws” means, collectively, all Canadian federal, provincial, territorial, international, foreign, United States federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative, ministerial, departmental, judicial or arbitral judgments, orders, decisions, rulings, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority; provided, however, that with respect to Taxes, “Laws” shall also include guidelines or administrative policies issued by any Governmental Authority, whether or not having the force of law.

“L/C Advance” means, with respect to each Multicurrency Lender, such Multicurrency Lender’s funding of its participation in any L/C Borrowing as to which such Multicurrency Lender has agreed to purchase a risk participation pursuant to Section 2.03(b)(ii) in accordance with its Multicurrency Commitment Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Committed Loans (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means each of (a) BOA Canada, Bank of America, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., operating through its branch in Toronto, Ontario, Canada, PNC Bank Canada Branch and Truist Bank, or, in each case, any designated Affiliate thereof, (b) any other Multicurrency Lender that is named in Schedule I to the Bank Act (Canada), has been appointed by the Borrower and has agreed to act as an L/C Issuer hereunder and has been approved by the Agents and (c) any other Lender (or its designated Affiliate) that has been appointed by the Borrower, has agreed to act as an L/C Issuer and has been approved by the Agents, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. All singular references to the L/C Issuer shall mean any L/C Issuer, the L/C Issuer that has issued the applicable Letter of Credit, or all L/C Issuers, as the context may require. Any Lender that is an issuer of an Existing Letter of Credit that is not one of the L/C Issuers identified in the first sentence of this definition shall be an “L/C Issuer” hereunder solely for purposes of the Existing Letters of Credit issued by it, as reflected on Schedule 1.01(A).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the recitals hereto and, unless the context otherwise requires, includes the Swing Line Lender. For the avoidance of doubt, the term Lender may include a Lender and such Lender’s U.S. or Canadian Affiliate or branch and any Commitment by a Lender hereunder shall be a single Commitment, whether to be advanced by such Lender or such Lender’s U.S. or Canadian Affiliate or branch. For the avoidance of doubt, no Lender may hold more than one Class of Commitments at any time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agents, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate; provided, that such Lender, such Affiliate or such domestic or foreign branch of such Lender or such Affiliate is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable, demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date the Lender designates such Lending Office. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include IRB LOCs and the Existing Letters of Credit.

“Letter of Credit Report” means the report provided by each L/C Issuer as provided for in Section 2.03(g).

“Letter of Credit Sublimit” means an aggregate amount equal to the U.S. Dollar Equivalent of U.S.$320,000,000, and with respect to Bank of America, BOA Canada or, in each case, any designated Affiliate thereof, collectively, the U.S. Dollar Equivalent of U.S.$200,000,000 in the aggregate; with respect to JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., operating through its branch in Toronto, Ontario Canada, or, in each case, any designated Affiliate thereof, collectively, the U.S. Dollar Equivalent of U.S.$40,000,000; with respect to PNC Bank Canada Branch or, in each case, any designated Affiliate thereof, collectively, the U.S. Dollar Equivalent of U.S.$40,000,000 in the aggregate; with respect to Truist Bank or any designated Affiliate thereof, collectively, the U.S. Dollar Equivalent of U.S.$40,000,000; and with respect to any other L/C Issuer in an amount to be determined by such L/C Issuer and the Borrower and approved by the Agents. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. The Letter of Credit Sublimit of any L/C Issuer may be changed by agreement between such L/C Issuer and the Borrower, without the consent of any other party; provided, however, the aggregate Letter of Credit Sublimit shall not be changed without the written consent of Lenders holding over fifty percent (50%) of the aggregate Multicurrency Commitments.

“Leverage Ratio” has the meaning specified in Section 7.14.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan and “Loans” shall mean all of such extensions of credit collectively.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) each Issuer Document, (d) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.18, (e) each acknowledgment delivered pursuant to Section 11.23(e), (f) each other document that is designated as a “Loan Document” in writing by the Borrower and the Agents, (g) the Fee Letters and (h) each amendment, consent and/or waiver executed in connection with any of the foregoing imposing Obligations of any kind on the Borrower, each as amended, modified, supplemented or replaced from time to time.

“Loan Notice” means a Committed Loan Notice or a Swing Line Loan Notice.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets or operations of the Borrower and its Subsidiaries taken as a whole or (b) any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Borrower or any impairment of the material rights, remedies or benefits available to either Agent or any Lender under any Loan Document. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events could reasonably be expected to result in a Material Adverse Effect.

“Material Credit Facility” means, as to the Borrower and its Subsidiaries, any agreement(s) (other than this Agreement and the other Loan Documents) creating or evidencing indebtedness for borrowed money from third parties incurred by the Borrower or any Subsidiary, or in respect of which the Borrower or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than the U.S. Dollar Equivalent of U.S.$500,000,000 (determined as of the date of the closing of such facility); provided that, in no event shall any intercompany financing arrangement of the Borrower and its Subsidiaries be considered a Material Credit Facility.

“Material Subsidiary” means, as of any date of determination, each Subsidiary of the Borrower that (a) has total assets equal to or greater than 5% of consolidated total assets of the Borrower and its Subsidiaries (calculated as of the end of the most recent fiscal period for which financial statements are available), (b) has revenues equal to or greater than 5% of the consolidated total revenues of the Borrower and its Subsidiaries (calculated for the most recent four-fiscal quarter period for which financial statements are available), (c) guarantees any senior notes of the Borrower or, if applicable, senior notes of the Borrower’s Subsidiaries (excluding in any case any IRBs and senior notes constituting intercompany Indebtedness permitted under Section 7.01(a) and subject to Section 11.23 to the extent and in the manner provided therein) or (d) is designated by the Borrower as a Material Subsidiary in a written notice delivered to the Agents.

“Maturity Date” means the later of (a) February 27, 2029 and (b) the “Maturity Date” as extended pursuant to Section 2.16; provided that, it is understood and agreed that the “Maturity Date” applicable to any Non-Extending Lender as a Lender, L/C Issuer or Swing Line Lender shall be the “Maturity Date” as in effect with respect to such Non-Extending Lender’s Loans and Commitments prior to such extension; provided, further however, that, in each case, if such date is not a Business Day, the “Maturity Date” shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred two percent (102%) of the Fronting Exposure of an L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.18(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred two percent (102%) of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Agents and such L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investor Service, Inc. and any successors thereto.

“Multicurrency Commitment” means, as to each Multicurrency Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Multicurrency Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial amount of the aggregate Multicurrency Commitments as of the Closing Date is $3,000,000,000.

“Multicurrency Commitment Percentage” means, in respect of the Multicurrency Commitments, with respect to any Multicurrency Lender as of any date, the percentage (carried out to the ninth decimal place) of the Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment at such time, subject to adjustment as provided in Section 2.19. If the Multicurrency Commitments of all of the Multicurrency Lenders to make Committed Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a) or if the Aggregate Commitments have expired, then the Multicurrency Commitment Percentage of any Multicurrency Lender shall be determined based on the Multicurrency Commitment Percentage of such Multicurrency Lender most recently in effect, giving effect to any subsequent assignments. The initial Multicurrency Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“Multicurrency Lender” means, at any time, any Lender that has a Multicurrency Commitment at such time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA (other than a Multiemployer Plan) which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Municipal Contracts” means governmental permits issued to any operating company Subsidiary of the Borrower by, and franchises and contracts entered into between any operating company Subsidiary of the Borrower and, any municipal or other governmental entity, as the same may be amended from time to time.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.16(b).

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note” means a Credit Note or a Swing Line Note, as the context may require.

“Notice Date” has the meaning specified in Section 2.16(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and including any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to or as described in Section 3.05(c) or Section 3.06 or Section 11.13).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code. For greater certainty, “Pension Plan” does not include any Canadian Pension Plan.

“Permitted Intercompany Financing” means a series of loans or equity financings made from time to time prior to the Closing Date by the Borrower and/or its direct or indirect wholly-owned Subsidiaries in connection with any structuring of the Borrower and its direct or indirect wholly-owned Subsidiaries, including subsequent reloans or reinvestments of some or all of such funds to and among Borrower’s other direct or indirect wholly-owned Subsidiaries and/or the Borrower.

“Permitted Lien” has the meaning specified in Section 7.02.

“Permitted Receivables Lien” means (i) Liens created or deemed to be created under Permitted Receivables Transactions at any time provided such Liens do not extend to any property or assets other than (a) the trade receivables sold pursuant to such Permitted Receivables Transactions or (b) interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables; and (ii) any other security interests or Liens on property customarily subject thereto (other than on any leases or related lease payment rights or receivables between the Borrower and any of its Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors of such trade receivables (together with any financing statements authorized by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions.

“Permitted Receivables Transactions” means any sale or sales of, and/or securitization of, or transfer of, any Receivables of the Borrower or its direct or indirect wholly-owned Subsidiaries pursuant to which (a) the Receivables SPV realizes aggregate net proceeds of not more than the U.S. Dollar Equivalent of U.S.$100,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed the U.S. Dollar Equivalent of U.S.$100,000,000, (b) the Receivables shall be transferred or sold to the Receivables SPV at fair market value or at a market discount, and shall not exceed the U.S. Dollar Equivalent of U.S.$125,000,000 in the aggregate at any one time and (c) obligations arising therefrom shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables SPV).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees. For greater certainty, “Plan” does not include any Canadian Pension Plan or Canadian Benefit Plan.

“Platform” has the meaning specified in Section 6.04.

“PPSA” means the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens or hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time (except as otherwise specified). References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Debt” means, at any time, the sum (determined on a consolidated basis without duplication) of (i) the aggregate outstanding amount of Indebtedness of a Subsidiary, whether or not secured, at such time permitted by subsection (b) of Section 7.01, (ii) the aggregate outstanding amount of Indebtedness of the Borrower or any Subsidiary secured by Liens permitted under subsection (i) of Section 7.02, (iii) the aggregate amount of Indebtedness under any sale and leaseback transaction described in Section 7.05 and (iv) the aggregate amount of all Investments and claims held at such time by all purchasers, assignees or other transferees of (or interests in) receivables and other rights to payment in all Permitted Receivables Transactions.

“Pro Forma Reference Period” means, as of the calculation date for any pro forma covenant calculation hereunder, the most recently completed Reference Period prior to such calculation date for which financial statements have been delivered pursuant to Section 6.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by the Borrower and its Subsidiaries.

“Reallocation Effective Date” has the meaning specified in Section 2.01.

“Receivables” has the meaning specified in clause (g) of the definition of “Indebtedness”.

“Receivables SPV” means any one or more direct or indirect wholly-owned Subsidiaries of the Borrower formed for the sole purpose of engaging in Permitted Receivables Transactions, and which engage in no business activities other than those related to Permitted Receivables Transactions.

“Recipient” means either Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reference Period” means as of any date of determination, the period of four (4) consecutive fiscal quarters of the Consolidated Group or the twelve (12) month period ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters or the twelve (12) month period most recently ended (in each case treated as a single accounting period).

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” has the meaning specified in CERCLA; provided that in the event CERCLA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided further, to the extent that the laws of a state wherein any applicable property lies establishes a meaning for “Release” which is broader than specified in CERCLA, such broader meaning shall apply.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, an L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Lenders; provided, further that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.13(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief operating officer, CFO, chief accounting officer, chief tax officer, treasurer or assistant treasurer of the Borrower, (b) solely for purposes of the delivery of the certificate referred to in Section 4.01(a)(iii), the secretary or assistant secretary of the Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Agents or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agents. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means, in relation to the Borrower and its Subsidiaries, any Distribution by such Person, provided, however, that no Restricted Payment shall be deemed to have occurred as a result of any (i) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests deemed to occur upon the foreclosure on (or similar exercise of secured party remedies with respect to) such Equity Interests securing indebtedness used to purchase such Equity Interests, (ii) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests funded by the proceeds of “key man” life insurance policies with respect to the holder of such Equity Interests, (iii) purchases, redemptions, defeasances, retirements, settlements and other acquisitions of Equity Interests made in lieu of or to satisfy withholding taxes in connection with the exercise or exchange of options or warrants, (iv) cash payments in lieu of the issuance of fractional shares and (v) any non-cash discounting of the purchase price of Equity Interests in connection with an employee equity purchase plan (including in the event such plan is made available to non-employee directors or any officers).

“Revaluation Date” means (a) with respect to any Canadian Dollar Committed Loan, each of the following: (i) each date of a Borrowing of any such Canadian Dollar Committed Loan, (ii) each date of a continuation of any such Canadian Dollar Committed Loan pursuant to Section 2.02, and (iii) such additional dates as the Global Agent or the Swing Line Lender (with respect to any Canadian Dollar Swing Line Loan) shall determine or Lenders holding over 50% of the Multicurrency Commitments shall require; and (b) with respect to any Canadian Dollar Letter of Credit, each of the following: (i) each date of issuance of any such Canadian Dollar Letter of Credit, (ii) each date of an amendment of any such Canadian Dollar Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer under any such Canadian Dollar Letter of Credit, (iv) in the case of the Existing Letters of Credit that are Canadian Dollar Letters of Credit, the Closing Date, and (v) such additional dates as the Global Agent, the Swing Line Lender or the L/C Issuers shall determine or Lenders holding over 50% of the Multicurrency Commitments shall require.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the Canadian government (including without limitation, the Department of Foreign Affairs and International Trade Canada and the Department of Public Safety Canada), the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“Securities Laws” means, collectively, the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, and all applicable securities laws of each of the provinces and territories of Canada, the respective rules and regulations under such laws, the applicable published instruments, notices and orders of the securities regulatory authorities in each of the provinces and territories of Canada, the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated under any of the foregoing, and, to the extent the Borrower has any securities listed thereon, all rules, by-laws and regulations of the Toronto Stock Exchange, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“SOFR” means the Secured Overnight Financing Rate as administered by the FRBNY (or a successor administrator of the Secured Overnight Financing Rate).

“SOFR Adjustment” means with respect to Daily Simple SOFR and Term SOFR for any Interest Period permitted hereunder on the Closing Date, 0.10% (10.0 basis points).

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Global Agent, the Swing Line Lender or any L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Global Agent, the Swing Line Lender or such L/C Issuer may obtain such spot rate from another financial institution designated by the Global Agent, the Swing Line Lender or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit issued by such L/C Issuer denominated in Canadian Dollars.

“Subordinating Loan Party” means each Subsidiary that is or becomes a holder of Intercompany Indebtedness owed by the Borrower to such Subsidiary.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” means the SOFR Successor Rate or the CORRA Successor Rate, as the context requires.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and, for the avoidance of doubt, the foregoing shall include Fuel Derivatives Obligations and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” has the meaning specified in Section 2.03(f).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means BOA Canada, in its capacity as provider of Swing Line Loans, or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Agents (including any form on an electronic platform or electronic transmission system as shall be approved by the Agents), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit B-2.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the U.S. Dollar Equivalent of U.S.$100,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease” means, with respect to any Person, any (a) so-called synthetic, off-balance sheet or tax retention lease, or (b) agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any Interest Period with respect to a Term CORRA Loan, the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Global Agent from time to time) that is two (2) Business Days prior to the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period; provided that if the Term CORRA determined in accordance with the foregoing provisions of this definition would otherwise be less than zero, the Term CORRA shall be deemed zero for purposes of this Agreement.

“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an interest period of one-month’s duration and 0.32138% (32.138 basis points) for an interest period of three-months’ duration.

“Term CORRA Loan” means a Loan that bears interest at a rate based on Term CORRA.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, subject to Section 3.03, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate was published so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to the commencement of such Interest Period, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that, subject to Section 3.03, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate was published so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agents) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agents from time to time).

“Total Multicurrency Outstandings” means, at any time, the aggregate Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations advanced, purchased or participated in by the Multicurrency Lenders at such time, in each case solely to the extent of the Multicurrency Lenders’ advances, purchases and participations.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Treasury” means the United States Department of the Treasury.

“Trigger Quarter” has the meaning specified in Section 7.14.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Canadian Prime Rate Loan, a Term SOFR Loan or a Term CORRA Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Agent” has the meaning specified in the recitals hereto.

“U.S. Agent’s Office” means the U.S. Agent’s address located in the United States and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the U.S. Agent may from time to time notify the Borrower and the Lenders.

“U.S. Dollar” and “U.S.$” and “US$” each mean lawful money of the United States.

“U.S. Dollar Committed Borrowing” means a borrowing consisting of simultaneous U.S. Dollar Committed Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the U.S. Dollar Lenders and the Multicurrency Lenders (except as set forth in Section 2.01(b)(i) pursuant to Section 2.01 or Section 2.14).

“U.S. Dollar Committed Loan” has the meaning specified in Section 2.01(b)(i).

“U.S. Dollar Commitment” means, as to each U.S. Dollar Lender, its obligation to make U.S. Dollar Committed Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Dollar Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such U.S. Dollar Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial amount of the aggregate U.S. Dollar Commitments on the Closing Date is U.S.$0.

“U.S. Dollar Commitment Percentage” means in respect of the U.S. Dollar Commitments, with respect to any U.S. Dollar Lender as of any date, the percentage (carried out to the ninth decimal place) of the U.S. Dollar Commitments represented by such U.S. Dollar Lender’s U.S. Dollar Commitment at such time, subject to adjustment as provided in Section 2.19. If the U.S. Dollar Commitments of all of the U.S. Dollar Lenders to make U.S. Dollar Committed Loans have been terminated pursuant to Section 8.02(a) or if the Aggregate Commitments have expired, then the U.S. Dollar Commitment Percentage of any U.S. Dollar Lender shall be determined based on the U.S. Dollar Commitment Percentage of such U.S. Dollar Lender most recently in effect, giving effect to any subsequent assignments. The initial U.S. Dollar Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“U.S. Dollar Equivalent” means, at any time, with respect to any amount denominated in Canadian Dollars or any other currency other than U.S. Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Global Agent, the Swing Line Lender, or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars or such other currency.

“U.S. Dollar Letter of Credit” means a Letter of Credit denominated in U.S. Dollars.

“U.S. Dollar Lender” means, at any time, any Lender that has a U.S. Dollar Commitment at such time.

“U.S. Dollar Swing Line Loan” means a Swing Line Loan denominated in U.S. Dollars.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Recitals, Articles, Sections, Exhibits and Schedules shall be construed to refer to Recitals, Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document

(d)            For the purposes of the definitions of “Canadian Lender”, “Excluded Taxes” and “Foreign Lender”, the provisions of Article III and the provisions of Section 11.06(c) and Section 11.06(d), (i) the term “Lender” shall be deemed to include any Lender (including, without limitation, the Swing Line Lender) or L/C Issuer, in any Lender’s respective capacities as such, and (ii) the term “Loan” shall be deemed to include any Credit Extension. Any reference herein to a borrowing shall include a borrowing by way of continuation.

(e)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03          Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant or financial ratio (including the computation of any financial covenant and the determination of the Applicable Rate) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agents, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agents and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04          Rounding. Any financial ratios required to be maintained by the Consolidated Group pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06          Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07          Exchange Rates; Currency Equivalents.

(a)            The Agents, the Swing Line Lender or the L/C Issuers, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Credit Extensions denominated in Canadian Dollars and Outstanding Amounts denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Agents, the Swing Line Lender or the L/C Issuers, as applicable.

(b)            Wherever in this Agreement in connection with a Committed Borrowing, Swing Line Borrowing, conversion, continuation or prepayment of a Term SOFR Loan, conversion, continuation or prepayment of a Term CORRA Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Committed Borrowing, Swing Line Borrowing or Letter of Credit is denominated in Canadian Dollars, such amount shall be the relevant U.S. Dollar Equivalent of such Canadian Dollar amount (rounded to the nearest U.S. Dollar, with U.S.$0.50 being rounded upward), as determined by the Agents, the Swing Line Lender or the L/C Issuers, as the case may be.

Section 1.08          Currency. Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of the United States.

Section 1.09          Classification of Loans and Borrowings. For purposes of this Agreement, Committed Loans may be classified and referred to by Class (e.g., a “U.S. Dollar Committed Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Committed Loan”) or by Class, Type and Commitment (e.g., a “U.S. Dollar Term SOFR Committed Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Committed Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Committed Borrowing”) or by Class, Type and Commitment (e.g., a “U.S. Term SOFR Committed Borrowing”).

Section 1.10          Interest Rates. The Agents do not warrant, nor accept responsibility, nor shall the Agents have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any CORRA Successor Rate or SOFR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing or of any Conforming Changes. The Agents and their affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any CORRA Successor Rate or SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agents may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any CORRA Successor Rate or SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01          The Commitments, Loans and Borrowings.

(a)            The Commitments. Subject to the terms and conditions set forth herein:

(i)             each U.S. Dollar Lender severally agrees to make revolving loans denominated in U.S. Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such U.S. Dollar Lender’s U.S. Dollar Commitment.

(ii)            each Multicurrency Lender severally agrees to make revolving loans denominated in U.S. Dollars and/or Canadian Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Dollar Equivalent of such Multicurrency Lender’s Multicurrency Commitment.

(iii)           For the avoidance of doubt, all or any portion of any Class of Commitments may be replaced by Commitments of another Class (e.g. the U.S. Dollar Commitments may be terminated and replaced with Multicurrency Commitments), as mutually agreed by the Borrower and the Agents.

(b)            Committed Loans and Committed Borrowings.

(i)             Each revolving loan denominated in U.S. Dollars (each a “U.S. Dollar Committed Loan”) shall be made as part of a U.S. Dollar Committed Borrowing consisting of U.S. Dollar Committed Loans made by the U.S. Dollar Lenders and the Multicurrency Lenders ratably based upon their respective Global U.S. Dollar Funding Percentages; provided, however, that after giving effect to any U.S. Dollar Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment (other than as described in Section 2.04 with respect to the Swing Line Lender); and provided, further, that to the extent that the ratable funding of any U.S. Dollar Committed Borrowing would cause the Credit Exposure of the Multicurrency Lenders to exceed the aggregate Multicurrency Lenders’ Commitments (other than as described in Section 2.04 with respect to the Swing Line Lender), such U.S. Dollar Committed Borrowing shall be funded ratably by the U.S. Dollar Lenders and the Multicurrency Lenders solely to the extent of the Multicurrency Lenders’ aggregate Commitments and, thereafter, shall be funded ratably by the U.S. Dollar Lenders based upon their respective U.S. Dollar Commitment Percentages.

(ii)            Each revolving loan denominated in Canadian Dollars (each a “Canadian Dollar Committed Loan”) shall be made as part of a Canadian Dollar Committed Borrowing consisting of Canadian Dollar Committed Loans made by the Multicurrency Lenders ratably based upon their respective Multicurrency Commitment Percentages; provided, however, that after giving effect to any Canadian Dollar Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment (other than as described in Section 2.04 with respect to the Swing Line Lender).

(iii)           Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. U.S. Dollar Committed Loans may be Base Rate Loans and/or Term SOFR Loans, as further provided herein. Canadian Dollar Committed Loans may be Canadian Prime Rate Loans and/or Term CORRA Loans, as further provided herein. The Borrower promises to pay to the Global Agent or the U.S. Agent, as applicable, for the account of the Lenders, all amounts due under the Committed Loans on the Maturity Date applicable to Committed Loans or such earlier date as is required hereunder.

All Lenders shall be qualified (either directly or through Affiliates) to lend to the Borrower in the currencies required for a Lender in its designated Class. To the extent that any U.S. Dollar Lender becomes able to lend to the Borrower in Canadian Dollars, such U.S. Dollar Lender may elect to have its U.S. Dollar Commitment converted to a Multicurrency Commitment upon no less than thirty (30) days’ prior written notice to the Agents and the Borrower, which written notice shall contain a certification to this effect by the applicable U.S. Dollar Lender. The Agents and the Borrower shall determine the effective date of any reallocation (the “Reallocation Effective Date”) and the Agents are hereby authorized to revise Schedule 2.01 to reflect such reallocation. The Agents shall promptly notify the Borrower and the Lenders of any reallocation and the Reallocation Effective Date. In addition, in connection with any reallocation, the Borrower shall, after taking into account such reallocation, prepay any Committed Loans on the Reallocation Effective Date to the extent necessary to keep the outstanding Committed Loans ratable following such reallocation, provided that in the event that the Reallocation Effective Date is a day other than the last day of each applicable Interest Period, the applicable Lenders have waived any additional amounts otherwise required to be paid by the Borrower under Article III.

Section 2.02          Borrowings, Conversions and Continuations of Loans.

(a)            Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans and of Term CORRA Loans shall be made upon the Borrower’s irrevocable notice to the Agents, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Agents of a Loan Notice. Each such Loan Notice must be received by the Agents (i) not later than 1:00 p.m. not less than two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (ii) not later than 1:00 p.m. not less than three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term CORRA Loans or of any conversion of Term CORRA Loans to Canadian Prime Rate Loans and (iii) not later than (x) 1:00 p.m. not less than one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans and (y) 10:30 a.m. not less than one (1) Business Day prior to the requested date of any Borrowing of Canadian Prime Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof. Each Borrowing of, conversion to or continuation of Term CORRA Loans shall be in a principal amount of C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), (x) each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of U.S.$1,000,000 or a whole multiple of U.S.$100,000 in excess thereof, and (y) each Borrowing of or conversion to Canadian Prime Rate Loans shall be in a principal amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof. Each Loan Notice (telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing or any other Borrowing, a conversion of Loans from one Type to the other, a continuation of a Term SOFR Loan or a continuation of a Term CORRA Loan, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and the currency applicable thereto, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans or a Canadian Prime Rate Loan, as applicable. Any such automatic conversion to Base Rate Loans or a Canadian Prime Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans or the applicable Term CORRA Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Term CORRA Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, (x) a Swing Line Loan may not be converted to a Term SOFR Loan or a Term CORRA Loan, and (y) no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency. If any Loans being extended on the Closing Date will be Term SOFR Loans or Term CORRA Loans, the Borrower shall deliver a funding indemnity letter at least three (3) Business Days prior to the anticipated Closing Date, which shall be in form and substance reasonably satisfactory to the Global Agent.

(b)            Following receipt of a Loan Notice, the applicable Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the applicable Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or Canadian Prime Rate Loans described in the preceding subsection. In the case of a Committed Borrowing or any other Borrowing (as applicable), each applicable Lender shall make the amount of its Loan available to the applicable Agent in immediately available funds of the requested currency at the Global Agent’s Office or the U.S. Agent’s Office, as applicable, not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice (or such later time as may be agreed by the Agents). Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agents shall make all funds so received available to the Borrower in like funds as received by the Agents either by (i) crediting the account of the Borrower on the books of the applicable Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agents by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Committed Borrowing is given by the Borrower, there are L/C Borrowings outstanding denominated in the same currency, then the proceeds of such Committed Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            Except as otherwise provided herein, a Term SOFR Loan or a Term CORRA Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Term CORRA Loan, as applicable. After the occurrence and during the continuance of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or Term CORRA Loans, as applicable, without the consent of the Required Lenders.

(d)            The applicable Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans and for Term CORRA Loans, as applicable, upon determination of such interest rate. At any time that Base Rate Loans and/or Canadian Prime Rate Loans are outstanding, the applicable Agent shall notify the Borrower and the Lenders of any change in the applicable Agent’s prime rate used in determining the Base Rate or the Canadian Prime Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, unless the Agents otherwise consent, there shall not be more than twenty (20) Interest Periods in effect with respect to all Loans.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agents, and such Lender.

(g)            With respect to SOFR, Term SOFR, CORRA or Term CORRA, the Agents will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Agents shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03          Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)             Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in U.S. Dollars or Canadian Dollars, including IRB LOCs, for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below and otherwise subject to compliance with this Section 2.03, and (2) to honor drawings properly drawn under the Letters of Credit; and (B) the Multicurrency Lenders severally agree to participate in all Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the Total Multicurrency Outstandings shall not exceed the aggregate Multicurrency Commitments, (y) the Credit Exposure of any Multicurrency Lender shall not exceed such Multicurrency Lender’s Multicurrency Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and, in addition, with respect to the applicable L/C Issuer, the Outstanding Amount of the L/C Obligations relating to Letters of Credit issued by such L/C Issuer shall not exceed the Letter of Credit Sublimit applicable to such L/C Issuer. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. This Agreement shall be the “Reimbursement Agreement” referred to in the IRB LOCs. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof and the issuer of each Existing Letter of Credit shall be deemed to be an L/C Issuer hereunder solely for purposes of such Existing Letter of Credit.

(ii)            No L/C Issuer shall issue any Letter of Credit, if:

(A)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit (other than IRB LOCs) would occur more than twelve (12) months after the date of issuance or last extension, unless Multicurrency Lenders holding in excess of fifty percent (50%) of the Multicurrency Commitments have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless Multicurrency Lenders holding in excess of fifty percent (50%) of the aggregate Multicurrency Commitments and the L/C Issuer have approved such expiry date (it being agreed (x) that following the L/C Expiration Date, any outstanding Letter of Credit would be required to be Cash Collateralized by the Borrower in accordance with Section 2.18 and (y) any Letter of Credit which is issued with an expiry date which would occur after the L/C Expiration Date shall be Cash Collateralized by the Borrower on the date that is seven (7) days prior to the Maturity Date in accordance with Section 2.18). The Cash Collateral obligations of the Borrower hereunder shall survive until the payment in full of all Obligations, including Obligations in respect of any Letter of Credit.

(iii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the applicable Agent and such L/C Issuer, such requested Letter of Credit is in an initial stated amount less than U.S.$100,000 in the case of U.S. Dollar Letters of Credit and C$100,000 in the case of Canadian Dollar Letters of Credit;

(D)           such requested Letter of Credit is to be denominated in a currency other than U.S. Dollars or Canadian Dollars; or

(E)            any Multicurrency Lender participating in such requested Letter of Credit is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)            No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)            No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)            Each L/C Issuer shall act on behalf of the Multicurrency Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “the Agents” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to an L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agents) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower (or through such other procedures as may otherwise be approved by the applicable L/C Issuer and the applicable Agent, including electronic communications in accordance with Section 11.02(b)). Such applicable L/C Application (other than for IRB LOCs) must be received by the applicable L/C Issuer and the Agents not later than 1:00 p.m. at least two (2) Business Days (or such other date and time as the Agents and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and the timing of submission of the L/C Application with respect to an IRB LOC shall be as determined by the applicable L/C Issuer and the Borrower. In the case of a request for an initial issuance of a Letter of Credit, the related applicable L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and denominating currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Agents such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Agents may require.

(ii)            Promptly after receipt of any L/C Application at the address set forth in Section 11.02 for receiving L/C Applications and related correspondence, the applicable L/C Issuer will confirm with the applicable Agent (by telephone or in writing) that the applicable Agent received a copy of such L/C Application from the Borrower and, if not, the applicable L/C Issuer will provide the applicable Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Multicurrency Lender, the Agents or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date (which, in the case of an IRB LOC, shall be a date satisfactory to such L/C Issuer), issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multicurrency Lender’s Multicurrency Commitment Percentage times the amount of such Letter of Credit.

(iii)           If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time prior to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the applicable Agent that Multicurrency Lenders holding in excess of fifty percent (50%) of the Multicurrency Commitments have elected not to permit such extension or (2) from the applicable Agent, any Multicurrency Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)           If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue an IRB LOC that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Multicurrency Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such IRB LOC. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the applicable Agent that Multicurrency Lenders holding in excess of fifty percent (50%) of the Multicurrency Commitments have elected not to permit such reinstatement or (B) from the applicable Agent, any Multicurrency Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or that such reinstatement would violate the proviso to the first sentence of Section 2.03(a)(i) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agents a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)             Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agents thereof. Not later than 12:00 Noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit (or, with respect to any IRB LOC, the time set forth therein) (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the applicable Agent in an amount equal to the amount of such drawing; provided, that if any payment is made by such L/C Issuer after 12:00 Noon (or, with respect to any IRB LOC, the time set forth therein) on an Honor Date, such reimbursement shall occur not later than 12:00 Noon (or, with respect to any IRB LOC, the time set forth therein) on the first Business Day occurring after such Honor Date. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the applicable Agent shall promptly notify each Multicurrency Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Multicurrency Lender’s Multicurrency Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount in the applicable currency, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, but subject to the amount of the unutilized portion of the Multicurrency Commitments of the Multicurrency Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice), and, subject to Section 2.03(c)(iii), the Borrower’s failure to have reimbursed the applicable L/C Issuer on the Honor Date shall not be deemed a breach of this Agreement provided that such Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans is deemed to be disbursed and that the making of such Loan is otherwise permitted by this Agreement. Any notice given by the applicable L/C Issuer or either Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Multicurrency Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the applicable Agent (and the Agents may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer in the applicable currency at the Global Agent’s Office or U.S. Agent’s Office, as applicable, for payments denominated in such currency in an amount equal to its ratable share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the applicable Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan or Canadian Prime Rate Committed Loan, as applicable, to the Borrower in such amount. The applicable Agent shall remit the funds so received to the applicable L/C Issuer in the applicable currency.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans or Canadian Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Multicurrency Lender’s payment to the applicable Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Multicurrency Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until each Multicurrency Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Multicurrency Lender’s Multicurrency Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)            Each Multicurrency Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Multicurrency Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Multicurrency Lender fails to make available to the applicable Agent for the account of the applicable L/C Issuer any amount required to be paid by such Multicurrency Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Multicurrency Lender (acting through the applicable Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Multicurrency Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees as aforesaid) shall constitute such Multicurrency Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Multicurrency Lender (through the applicable Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)             At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Lender such Multicurrency Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the applicable Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by such Agent), such Agent will distribute to such Multicurrency Lender its Multicurrency Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Multicurrency Lender’s L/C Advance was outstanding) in the same funds as those received by such Agent.

(ii)            If any payment received by an Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Multicurrency Lender shall pay to the applicable Agent for the account of such L/C Issuer its Multicurrency Commitment Percentage thereof on demand of such Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Multicurrency Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Multicurrency Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower;

(v)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)           any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)             Role of L/C Issuer. Each Multicurrency Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Multicurrency Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Multicurrency Lenders holding in excess of fifty percent (50%) of the aggregate Multicurrency Commitments (or of the Total Multicurrency Outstandings if the Multicurrency Commitments have been terminated); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with any terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)            L/C Issuer Reports to the Agents. Unless otherwise agreed by the Agents, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Agents the Letter of Credit reports in writing, as set forth below (each, a “Letter of Credit Report”):

(i)             reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)            on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)           on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)           on any other Business Day, such other information as the Agents shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)            for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Agents (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(h)            Applicability of ISP or UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of the applicable L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)             L/C Fee. Subject to the last sentence of this Section 2.03(i), the Borrower agrees to pay to the Agents for the account of each Multicurrency Lender in accordance with its Multicurrency Commitment Percentage of such Letter of Credit, a fee for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit (or the U.S. Dollar Equivalent thereof in the case of Canadian Dollar Letters of Credit) (the “L/C Fee”), subject to adjustment as provided in Section 2.19(a)(iii)(C)(z). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. The L/C Fee shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of Multicurrency Lenders holding in excess of fifty percent (50%) of the aggregate Multicurrency Commitments (or of the Total Multicurrency Outstandings if the Multicurrency Commitments have been terminated), while any Event of Default exists, the L/C Fees for such Letter of Credit shall accrue at the Default Rate. The L/C Fee for any Letter of Credit shall be denominated in U.S. Dollars regardless of the currency of the Letter of Credit to which it relates.

(j)             Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Subject to the last sentence of this Section 2.03(j), the Borrower agrees to pay directly to each L/C Issuer for its own account, in U.S. Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer equal to a rate of 0.15% per annum times the daily amount available to be drawn under such Letter of Credit (or the U.S. Dollar Equivalent thereof in the case of Canadian Dollar Letters of Credit) (the “Fronting Fee”). The Fronting Fee shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, unless otherwise agreed with the applicable L/C Issuer, the Borrower shall pay directly to each L/C Issuer for its own account, in U.S. Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. The Fronting Fee for any Letter of Credit shall be denominated in U.S. Dollars or, if otherwise agreed in writing by the applicable L/C Issuer and the Borrower, in the same currency as the Letter of Credit to which it relates.

(k)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control. Any amendment of the Fronting Fee in accordance with the terms hereof shall be deemed an amendment of such Fronting Fee for all purposes and supersede all prior agreements of the parties.

(l)             Action Taken by Multicurrency Lenders. Subject to the last sentence of the second proviso to Section 11.01 and notwithstanding anything to the contrary set forth in this Section 2.03, the Multicurrency Commitments of, or the portion of the Total Multicurrency Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of determining the percentage of Multicurrency Lenders taking or approving any action under this Section 2.03 and such matters shall be determined as though such Defaulting Lenders’ Multicurrency Commitments and portion of the Total Multicurrency Outstandings held by such Defaulting Lenders did not exist.

(m)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04          Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in U.S. Dollars or Canadian Dollars, at the election of the Borrower (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the ratable share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment (other than that of the Swing Line Lender as set forth above), (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each U.S. Dollar Swing Line Loan shall be deemed a Base Rate Loan notwithstanding anything to the contrary in Section 2.09(a)(iv) regarding the interest rate applicable to such Swing Line Loan. Each Canadian Dollar Swing Line Loan shall be a Canadian Prime Rate Loan. Immediately upon the making of any U.S. Dollar Swing Line Loan, each U.S. Dollar Lender and Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such U.S. Dollar Swing Line Loan in an amount equal to the product of such Lender’s Global U.S. Dollar Funding Percentage times the amount of such U.S. Dollar Swing Line Loan; provided, that to the extent that the ratable participation by the U.S. Dollar Lenders and the Multicurrency Lenders in any U.S. Dollar Swing Line Loan would cause the Credit Exposure of the Multicurrency Lenders to exceed the Multicurrency Lenders’ aggregate Commitments, the Multicurrency Lenders shall participate ratably in such U.S. Dollar Swing Line Loan solely to the extent of the Multicurrency Lenders’ aggregate Commitments and, thereafter, participation in such U.S. Dollar Swing Line Loan shall be divided ratably among the U.S. Dollar Lenders based upon their U.S. Dollar Commitment Percentages. Immediately upon the making of any Canadian Dollar Swing Line Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Canadian Dollar Swing Line Loan in an amount equal to the product of such Multicurrency Dollar Lender’s Multicurrency Commitment Percentage times the amount of such Canadian Dollar Swing Line Loan. Notwithstanding anything to the contrary contained herein, a Swing Line Loan may not be converted to a Term SOFR Loan or a Term CORRA Loan. The Borrower promises to pay to the Swing Line Lender all amounts due under the Swing Line Loans in accordance with Section 2.08(b) or such earlier date as required hereunder.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agents, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agents of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Agents not later than 2:30 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of U.S.$500,000 in the case of U.S. Dollar Swing Line Loans and C$100,000 in the case of Swing Line Loans denominated in Canadian Dollars, (ii) the requested currency, and (iii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Agents (by telephone or in writing) that the Agents have also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agents (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agents (including at the request of any Lender) prior to 3:30 p.m. on the date of the proposed Swing Line Borrowing of U.S. Dollar Swing Line Loans or prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing of Canadian Dollar Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. Notwithstanding anything else to the contrary contained herein, the Lenders agree that the Swing Line Lender may, in consultation with the Borrower, agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of the Lenders.

(c)            Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan (in the case of U.S. Dollar Swing Line Loans) or that each Multicurrency Lender make a Canadian Prime Rate Committed Loan (in the case of Canadian Dollar Swing Line Loans), as applicable, in an amount equal to such Lender’s ratable share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, Canadian Prime Rate Loans, Term SOFR Loans or Term CORRA Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agents. Each Lender shall make an amount equal to its ratable share of the amount specified in such Committed Loan Notice available to the applicable Agent in immediately available funds in the requested currency for the account of the Swing Line Lender at the Global Agent’s Office or the U.S. Agent’s Office, as applicable, not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan or Canadian Prime Rate Committed Loan, as applicable, to the Borrower in such amount. The applicable Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the applicable Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to the applicable Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the applicable Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (other than interest and fees as aforesaid) shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the applicable Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)             At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its ratable share thereof on demand of the applicable Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The applicable Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of the Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s ratable share of any Swing Line Loan, interest in respect of its ratable share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to the Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05          [Reserved].

Section 2.06          Prepayments.

(a)            The Borrower may, upon notice to the Agents, at any time or from time to time, voluntarily prepay the Committed Loans of any Class in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Agents and be received by the Agents not later than (x) 1:00 p.m. three (3) Business Days prior to any date of prepayment of Term SOFR Loans or Term CORRA Loans and (y) 11:00 a.m. on any date of prepayment of Base Rate Loans or Canadian Prime Rate Loans (and otherwise, one Business Days’ notice shall be required for any such prepayment); (B) any such prepayment of Term SOFR Loans shall be in a principal amount of the U.S. Dollar Equivalent of U.S.$5,000,000 or a whole multiple of the U.S. Dollar Equivalent of U.S.$1,000,000 in excess thereof; (C) any such prepayment of Term CORRA Loans shall be in a principal amount of C$5,000,0000 or a whole multiple of C$1,000,000 in excess thereof; (D) any prepayment of Base Rate Loans shall be in a principal amount of U.S.$5,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof; and (E) any prepayment of Canadian Prime Rate Loans shall be in a principal amount of C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (w) the date and amount and currency of such prepayment, (x) whether the Loan to be prepaid is a Committed Loan (or other Borrowing, if applicable), (y) the Type(s) of Loans to be prepaid and (z) if Term SOFR Loans or Term CORRA Loans are to be prepaid, the Interest Period(s) of such Loans. The Agents will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, debt issuances or incurrences, equity issuances or the occurrence of any other identifiable transaction, in which case such notice may be revoked by the Borrower (by notice to the Agents on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term SOFR Loan or a Term CORRA Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.19, each such prepayment of the Committed Loan of any Class shall be applied to the Committed Loans outstanding in such Class on a pro rata basis among the applicable Lenders of such Class in accordance with their Applicable Percentages of the Committed Loans of such Class.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Agents), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agents not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of U.S.$100,000 in the case of U.S. Dollar Swing Line Loans (or such lesser amount as approved by the Swing Line Lender) and C$100,000 in the case of Canadian Dollar Swing Line Loans (or such lesser amount as approved by the Swing Line Lender). Each such notice shall specify the date and amount of such prepayment. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            If for any reason the Total Outstandings (or any Class thereof) at any time exceed the Aggregate Commitments (or any Class thereof) then in effect (or 105% of the Aggregate Commitments (or any Class thereof) then in effect solely to the extent due to currency fluctuation), the Borrower shall promptly (and, in any event, within three (3) Business Days after receipt by the Borrower of written notice detailing such excess) prepay Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to (i) such excess, to the extent Committed Loans are being prepaid or (ii) the Minimum Collateral Amount with respect to such excess, to the extent L/C Obligations are being Cash Collateralized; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this clause (c) unless after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect; provided further, however, that if it is determined on any subsequent day that any such prepaid or Cash Collateralized amount exceeds the amount of such excess, the Borrower may withdraw (by written notice to the Agents) the amount by which such excess has been reduced. The Agents may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. No Default or Event of Default shall arise hereunder or under any other Loan Document as a result of currency fluctuations so long as the Borrower timely complies with the prepayment and Cash Collateral requirements set forth in this Section 2.06.

Section 2.07          Termination or Reduction of the Aggregate Commitments. The Borrower may, upon notice to the Agents, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments (or any Class thereof); provided that (i) any such notice shall be received by the Agents not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction (except that if no Loans are outstanding hereunder and no Letters of Credit are issued and outstanding hereunder or the effectiveness of other credit facilities, debt issuances or incurrences, equity issuances or the occurrence of any other identifiable transaction is conditioned on the termination of this Agreement, any notice of termination of the Aggregate Commitments may be received on the date of termination), (ii) any such partial reduction shall be in an aggregate amount of U.S.$5,000,000 or any whole multiple of U.S.$1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments (or any Class thereof) if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; provided that the Borrower may terminate the Aggregate Commitments if all Loans have been paid in full, the Borrower has Cash Collateralized, or provided other support acceptable to the L/C Issuers for all outstanding Letters of Credit and there are no outstanding L/C Borrowings, and (iv) if, after giving effect to any reduction of the Aggregate Commitments (or any Class thereof), the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, the Letter of Credit Sublimit (and each component sublimit thereof) and/or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess. The Agents will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Except as contemplated in Section 11.01, any reduction of any Class of the Aggregate Commitments shall be applied to the Commitment of each Applicable Lender of such Class on a ratable basis and any reduction of the Aggregate Commitments taken as a whole shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.08          Repayment of Loans.

(a)            Committed Loans. The Borrower shall repay to the Lenders on the Maturity Date applicable to Committed Loans the aggregate principal amount of all Committed Loans outstanding on such date.

(b)            Swing Line Loans. The Borrower shall repay to the Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swing Line Loan is made and (ii) on the Maturity Date applicable to Committed Loans.

Section 2.09          Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans; (ii) each Term CORRA Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term CORRA for such Interest Period plus the Applicable Rate for Term CORRA Loans; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; (iv) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans; (v) each U.S. Dollar Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans or such other rate as may be agreed to from time to time by the Borrower and the Swing Line Lender; provided that after any purchase by the Lenders of a participation in any U.S. Dollar Swing Line Loan, the rate of interest on such Swing Line Loan shall not be less than the Base Rate plus the Applicable Rate for Base Rate Loans; and (vi) each Canadian Dollar Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans; provided that after any purchase by the Multicurrency Lenders of a participation in any Canadian Dollar Swing Line Loan, the rate of interest on such Swing Line Loan shall not be less than the Canadian Prime Rate plus the Applicable Rate for Canadian Prime Rate Loans.

(b)            (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration (including automatic acceleration) or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (including by giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand given by the Agents to the Borrower.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10          Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03 and clause (c)(iii) of Section 2.04 (with respect to the administrative, processing and similar fees referenced therein):

(a)            Commitment Fee. The Borrower agrees to pay to the Agents for the account of each Lender, a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Rate for the Commitment Fee times the actual daily amount by which the Commitment of such Lender exceeds the sum of (i) the Outstanding Amount of Committed Loans advanced by such Lender and (ii) the Outstanding Amount of L/C Obligations for which such Lender is deemed to have a risk participation, subject to adjustment as provided in Section 2.19. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date or any earlier date on which the Commitments shall terminate. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the Commitment Fee, Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments.

(b)            Other Fees. The Borrower shall pay to each Arranger and the Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letters (or other applicable fee letter executed by the Borrower). Unless specified to the contrary in such letters, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)            All computations of interest for Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). The computation of (i) interest on Term CORRA Loans, Canadian Prime Rate Loans and Base Rate Loans and (ii) all other fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one (1) day. Each determination by the Agents of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            [Reserved].

(c)            To the extent permitted by applicable law, any provision of the Interest Act (Canada) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

(d)            The principle of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement, acceptance or other evidence of indebtedness or in any other Loan Document now or hereafter taken by either Agent or any Lender for the obligations of the Borrower under this Agreement, or any other instrument referred to herein, and all interest and fees payable by the Borrower to the Lenders, shall accrue from day to day, computed as described herein in accordance with the “nominal rate” method of interest calculation and not effective rates or yields.

(e)            For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

Section 2.12          Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agents in the ordinary course of business. The accounts or records maintained by the Agents and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agents in respect of such matters, the accounts and records of the Agents shall control in the absence of manifest error. Upon the request of any Lender made through the Agents, the Borrower shall execute and deliver to such Lender (through the Agents) a Credit Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a) above, each Lender and the Agents shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agents and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agents shall control in the absence of manifest error.

Section 2.13          Payments Generally; the Agents’ Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction (subject to Section 3.01) for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agents, for the account of the respective Lenders to which such payment is owed, at the Global Agent’s Office or U.S. Agent’s Office, as applicable, in U.S. Dollars (or, in the case of Canadian Dollar Committed Loans and Canadian Dollar Letters of Credit, Canadian Dollars) and in immediately available funds not later than 12:00 Noon on the date specified herein. The applicable Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the applicable Agent after 12:00 Noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything else to the contrary contained herein or in any other Loan Document, any payment required to be made by a Domestic Subsidiary of the Borrower pursuant to Section 11.23, if any, shall be made to the U.S. Agent.

(b)            (i) Funding by the Lenders; Presumption by the Agents. Unless the Agents shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Term CORRA Loans (or, in the case of any Borrowing of Base Rate Loans or Canadian Prime Rate Loans, prior to 12:00 Noon on the date of such Borrowing) that such Lender will not make available to the Agents such Lender’s share of such Borrowing, the Agents may assume that such Lender has made such share available on such date in accordance with Section 2.02 or Section 2.15, as applicable (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the applicable Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agents, at (A) in the case of a payment to be made by such Lender with respect to any amount denominated in U.S. Dollars, the greater of the Federal Funds Rate and a rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agents in connection with the foregoing and in the case of a payment to be made by such Lender with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Agents in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable. If the Borrower and such Lender shall pay such interest to the applicable Agent for the same or an overlapping period, such Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the applicable Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agents.

(ii)            Payments by the Borrower; Presumptions by the Agents. Unless the Agents shall have received notice from the Borrower prior to the date on which any payment is due to either Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Agents may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or such L/C Issuers as the case may be, the amount due.

With respect to any payment that the Agents make for the account of the Lenders or any L/C Issuer hereunder as to which the Agents determine (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agents have made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agents have for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the applicable Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer in accordance with Section 9.11.

(iii)           A notice of the Agents to any Lender or the Borrower with respect to any amount owing under Section 2.13(b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agents funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the applicable Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, such Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of the Lenders Several. The obligations of the Lenders hereunder to make the Committed Loans and any other Loan advanced hereunder from time to time, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 11.04(c). Nothing contained in this Agreement or any other Loan Document, and no action taken by the Lenders and/or the Global Agent pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, association, joint venture or other entity or like relationship.

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, L/C Borrowings, interest and fees then due or designated to be paid hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due or designated to be paid hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due or designated to be paid hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.14          Sharing of Payments.

(a)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (taking into account, as necessary, the pricing applicable to each Lender), then the Lender receiving such greater proportion shall (x) notify the Agents of such fact, and (y) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, Letters of Credit and other amounts owing them, provided that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.14 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including, but not limited to, the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.18, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower thereof (as to which the provisions of this Section 2.14 shall apply), or (D) any payment of consideration for executing any amendment, waiver or consent in connection with this Agreement so long as such consideration has been offered to all consenting Lenders.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15          Accordion Advances (Increases and Replacements of the Aggregate Commitments).

(a)            Request for Accordion Advance. Provided there exists no Default or Event of Default, upon notice to the Agents (which shall thereafter promptly notify the Lenders as set forth in this Section 2.15), and subject to the terms of this Section 2.15, the Borrower may from time to time, without obtaining further consent from the Lenders, request an increase in or replacement of the Aggregate Commitments or any Class thereof (which increase or replacement and the proceeds of any Committed Loans to be advanced thereunder may be used, in whole or in part, to prepay (or Cash Collateralize, as applicable) any Loan or other Obligation then outstanding in accordance with the terms hereof) (any such increase in or replacement of the Aggregate Commitments, an “Accordion Advance”); provided that the aggregate amounts so requested after the Closing Date (excluding any such amounts to the extent concurrently used to replace Aggregate Commitments) shall not exceed U.S.$1,000,000,000; and provided, further, that, after giving effect to any such Accordion Advance, the Aggregate Commitments shall not at any time exceed U.S.$4,000,000,000 in the aggregate (minus any and all permanent reductions of the Aggregate Commitments previously effected by the Borrower pursuant to Section 2.07 (other than in connection with a prior replacement of the Aggregate Commitments under this Section 2.15(a))). In no event shall any existing Lender be required to increase its Commitment or fund any portion of any Accordion Advance.

Any Accordion Advance will be subject to pricing and fees based on the then-current market for borrowers with similar credit profiles and ratings as mutually agreed to by the Borrower, the Agents and the Lenders providing commitments for such Accordion Advance, as set forth in any applicable Conforming Amendment (defined below) or related fee letters.

(b)            Loan Terms and Conditions. To the extent that an increase in or replacement of the Aggregate Commitments is requested pursuant to the terms of this Agreement (any such increase in or replacement of the Aggregate Commitments, an “Accordion Tranche”), such Accordion Tranche shall, in addition to compliance with the other applicable terms of this Section 2.15, be subject to additional customary terms and conditions as are agreed among the Borrower, the Agents and the Lenders participating in such Accordion Tranche, in any event including the following:

(i)             Evidence of Indebtedness; Loan Accounts. Each Lender participating in such Accordion Tranche shall maintain, in accordance with its usual practice, an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from such Lender’s share of such Accordion Tranche from time to time, including the amounts of principal, interest or fees payable and paid to such Lender from time to time under this Agreement. The Agents shall maintain accounts (including the Register) in which it shall record (A) the amount of such Accordion Tranche, the amount of any Credit Extensions advanced thereunder and each Interest Period applicable thereto, (B) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrower to each Lender participating in such Accordion Tranche, and (C) both the amount of any sum received by the Agents hereunder for the account of the Lenders and each Lender’s share thereof (if any). The entries made in the accounts maintained by each Lender participating in such Accordion Tranche pursuant to this Section 2.15 shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Agents to maintain any such accounts or note record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) any Loans or other Credit Extensions advanced under such or the applicable Accordion Tranche made in accordance with the terms of this Agreement. If requested by any Lender participating in such Accordion Tranche, the Borrower shall execute a promissory note with respect to such Lender’s portion of such Accordion Tranche.

(ii)            Interest on any Accordion Tranche. After such Accordion Tranche has been created, (x) the provisions of Section 2.02 hereof shall apply mutatis mutandis with respect to all or any portion of any Loans or other Credit Extensions advanced under such Accordion Tranche so that, to the extent applicable, the Borrower may have the same interest rate options with respect to all or any portion of the Loans or other Credit Extensions advanced under such Accordion Tranche as it would be entitled to with respect to the Loans and other Credit Extensions then outstanding, and (y) the provisions of Article III of this Agreement shall also apply to Loans and other Credit Extensions advanced under such Accordion Tranche.

(iii)           Pari Passu Treatment of any Accordion Tranche. Any Loans or other Credit Extensions advanced under any Accordion Tranche created hereunder (A) shall rank pari passu in right of payment and of security (if any) with all other Loans and (B) shall be governed by and subject to all of the provisions, terms and conditions set forth in this Agreement and the other Loan Documents in every respect as though such Loan or other Credit Extension was an original “Loan” or “Credit Extension” (and in the case of a replacement of the Aggregate Commitments, an original “Committed Loan”) referred to herein and will constitute an Obligation of the Borrower hereunder.

(c)            Acceding Lenders. Subject to the approval of the Agents, the L/C Issuers and the Swing Line Lender, which approvals shall not be unreasonably withheld, delayed or conditioned (such approval of the Agents shall not be required if such Person is a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender), the Borrower may invite any Lender and/or one or more other commercial banks, other financial institutions or other Persons (in each case, an “Acceding Lender”) to become party to this Agreement as a Lender; provided, that such Acceding Lender shall be designated a U.S. Dollar Lender or Multicurrency Lender, as applicable. Such Acceding Lender shall become a Lender hereunder by entering into an instrument of accession in substantially the form of Exhibit E hereto (an “Instrument of Accession”) with the Borrower and the Agents and assuming thereunder the rights and obligations (as the case may be) of a Lender hereunder, including, without limitation, to the extent applicable, commitments to make Committed Loans and to participate in the risk relating to Letters of Credit and Swing Line Loans, and the Aggregate Commitments shall be funded by the amount of such Acceding Lender’s interest all in accordance with the provisions of this Section 2.15.

(d)            Reallocation. The Borrower shall indemnify the Lenders and the Agents for any cost or expense incurred as a consequence of the reallocation of any Term SOFR Loans or Term CORRA Loans to an Acceding Lender pursuant to the provisions of Section 3.05 hereof.

(e)            Effective Date and Allocations. Upon a request by the Borrower for an Accordion Advance in accordance with this Section 2.15, the Agents and the Borrower shall determine, as applicable, the effective date of any such Accordion Advance (any such date, the “Accordion Funding Date”) and the final allocation of any such Accordion Advance. The Agents shall promptly notify the Borrower and the Lenders and Acceding Lenders, if any, of the final allocation of such Accordion Advance. On any Accordion Funding Date, Schedule 2.01 hereto shall be amended to reflect, as the case may be, (x) the name, address, and, as the case may be, the Commitment of the Lenders (and, if applicable, any Acceding Lender), (y) the amount of the Aggregate Commitments, and (z) the changes to the respective Applicable Percentages of the Lenders (after giving effect to any Accordion Advance).

(f)             Conforming Amendment. To the extent that conforming changes (including incorporating the Accordion Advances and payment and pricing provisions applicable thereto) to this Agreement must be made to effect an Accordion Advance in accordance with this Section 2.15, the Agents and the Borrower may enter into an amendment (a “Conforming Amendment”) effecting such changes. Any such Conforming Amendment shall not require the consent of any Person other than the participating Lenders or Acceding Lenders, as applicable, the Borrower and the Agents so long as such Conforming Amendment does not provide for new or amended covenants or events of default applicable to any Accordion Advance that are more restrictive than those hereunder; provided, that upon the execution of any Conforming Amendment, the Agents shall distribute a copy thereof to all of the Lenders. If such Conforming Amendment provides for new or amended covenants or events of default applicable to any Accordion Advance that are more restrictive than those hereunder, the provisions of such Conforming Amendment giving effect to such new or amended covenants or events of default shall be subject to the consent of the Required Lenders (in accordance with Section 11.01) calculated without giving effect to the applicable Accordion Advance unless such more restrictive covenants or events of default are also applied to existing Loans.

(g)            Conditions to Effectiveness of any Accordion Advance. As a condition precedent to any such Accordion Advance under this Section 2.15, the Borrower shall deliver to the Agents (i) upon the request of any Lender, a Note (or an amendment and restatement of such Lender’s existing Note upon surrender for cancellation of such Note) evidencing such Lender’s portion of any Accordion Advance, (ii) evidence of applicable corporate authorization and other corporate documentation from the Borrower and the customary legal opinion of counsel to the Borrower (in each case, consistent with the requirements for opinions delivered on the Closing Date under Section 4.01(a)(v) or as otherwise reasonably requested by the Agents), each in form and substance reasonably satisfactory to the Agents and such Lenders as are participating in such Accordion Advance, (iii) a certificate, dated as of any Accordion Funding Date, signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such Accordion Advance, the applicable conditions set forth in Section 4.02 will be satisfied, (iv) a pro forma Compliance Certificate reflecting compliance with Section 7.14 (using Consolidated EBITDA of the Consolidated Group as of the last day of the applicable Pro Forma Reference Period (but including any permitted addbacks to Consolidated EBITDA in the period following the last day of the applicable Pro Forma Reference Period) and Consolidated Total Funded Debt as of the date of, and after giving effect to, such Accordion Advance (with such amounts adjusted as if such Accordion Advance, to the extent drawn, occurred on the first day of the applicable Pro Forma Reference Period)), (v) to the extent applicable, executed counterparts to a Conforming Amendment, and (vi) payment of (A) all of the Agents’ reasonable and documented out-of-pocket legal fees and expenses incurred in connection with such Accordion Advance and (B) the fees set forth in any applicable fee letter executed by the Borrower. In addition, the Borrower shall, after taking into account the application of any Accordion Advance, if applicable, prepay any Committed Loans on any Accordion Funding Date (and pay any additional amounts required under Article III of this Agreement) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages in respect of Committed Loans arising from any nonratable increase in the Aggregate Commitments. For the avoidance of doubt, all or any portion of any Class of Commitments may be replaced by Commitments of another Class (e.g. the U.S. Dollar Commitments may be terminated and replaced with Multicurrency Commitments), as mutually agreed by the Borrower and the Agents.

(h)            Conflicting Provisions. This Section 2.15 shall supersede any provisions in Sections 2.14 or 11.01 to the contrary.

Section 2.16          Extension of Maturity Date.

(a)            The Borrower may request, not more than twice during the term of this Agreement, from time to time, by written notice to the Agents, that the Lenders (in their capacities as such and, as applicable, in their capacities as L/C Issuers and Swing Line Lender) extend the Maturity Date for an additional one-year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”), which request shall indicate the date by which each Lender shall respond to such request (which shall not be earlier than 30 days after the date the Agents are notified of such request unless otherwise agreed by the Agents in their sole discretion) (such date, the “Notice Date”) and the date on which such extension shall be effective (which shall not be earlier than 35 days after the Agents are notified of such request, unless otherwise agreed by the Agents in their sole discretion) (such date, the “Extension Effective Date”).

(b)           Each Lender (in its capacity as such and in its capacity as L/C Issuer and Swing Line Lender, if applicable), acting in its sole and individual discretion, shall, by notice to the Agents given on or prior to the Notice Date, advise the Agents whether or not such Lender agrees to such extension. Each Lender that has failed to notify the Agents as to whether it has agreed to a requested extension on or before the Notice Date shall be deemed to have declined to extend its Maturity Date (each such Lender, a “Non-Extending Lender” and together with all Lenders that have declined to extend their Maturity Date, collectively, the “Non-Extending Lenders”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, it being agreed that no Lender shall have any obligation to extend its Maturity Date.

(c)           The Agents shall notify the Borrower of each Lender’s determination under this Section 2.16 promptly and, in any event, no later than three Business Days after the Notice Date.

(d)           The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees who have agreed to the applicable extension request (each, an “Additional Commitment Lender”) in the same manner as set forth for replacement of Lenders as set forth in Section 11.13.

(e)            If (and only if) the total of the Commitments of the Lenders that have agreed so to extend the Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders that have become Lenders pursuant to Section 11.13 shall be more than 50% of the Aggregate Commitments then in effect, the Maturity Date shall be extended on the Extension Effective Date to the date one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day); provided that in no event shall the term of this Agreement in effect at any one time exceed five years; provided further that the Maturity Date as applicable to Non-Extending Lenders shall not be so extended.

(f)            As a condition precedent to any such extension, the Borrower shall deliver to the Agents a certificate dated as of the Extension Effective Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension, and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects (except to the extent already qualified by materiality which such representations and warranties shall be true and correct in all respects) on and as of the date of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality which such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04, and (B) no Default or Event of Default exists.

(g)           The Maturity Date of the Non-Extending Lenders (in their capacity as such and in their capacities as L/C Issuers or Swing Line Lender) shall remain unchanged and the Borrowers shall repay all Loans of the Non-Extending Lenders outstanding on the Existing Maturity Date, together with any accrued interest, fees or other amounts owing to such Lenders hereunder. For the avoidance of doubt, the L/C Expiration Date of any L/C Issuer that is a Non-Extending Lender shall also remain unchanged.

(h)            In connection with any extension of the Maturity Date, the Borrower, the Agents and each Extending Lender may make such amendments to this Agreement as the Agents determine to be reasonably necessary to evidence the extension. This Section 2.16 shall supersede any provisions in Section 2.14 or 11.01 to the contrary.

Section 2.17          [Reserved].

Section 2.18          Cash Collateral.

(a)            Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.03(a)(ii)(B), Section 2.06(c) or Section 8.02(c), or (iv) there exists a Defaulting Lender, then, in any such case, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Agents or such L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined, in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Global Agent or the U.S. Agent, as applicable, for the benefit of the Agents, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.18(c), and hereby authorizes the Global Agent to file such registration statements or make such other filings as may be necessary to perfect such interest in Cash Collateral in the relevant Canadian jurisdiction. If at any time the Global Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agents or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand (after the presentation of a reasonably detailed invoice) by the Agents, pay or provide to the Agents additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Global Agent or any Affiliate thereof. The Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.03, 2.07, 2.19 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations (as identified at the time of the provision thereof) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the good faith determination by the applicable Agent or the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, that the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.19          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by either Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by either Agent by such Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by such Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Global Agent or the U.S. Agent, as applicable, hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure, on a pro rata basis, with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by such Agent; fifth, if so determined by the applicable Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans or L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Aggregate Commitments hereunder without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.

(C)            With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective ratable share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the applicable L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)            Defaulting Lender Cure. If the Borrower, the Agents, the Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Agents will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the applicable Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01          Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Borrower or either Agent) require the deduction or withholding of any Tax from any such payment by either Agent or the Borrower (including any withholding or deduction imposed on any payment made under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), then the applicable Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

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(ii)            If the Borrower or either Agent shall be so required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes (including any withholding or deduction imposed on any payment made under an intercompany loan or other financing (including, without limitation, any equity financing) with or among Subsidiaries of the Borrower due to any Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), from any payment, then (A) the Borrower or such Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or such Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If the Borrower or either Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or such Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation, if any, it has received pursuant to subsection (e) below, (B) the Borrower or such Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased (in the case of any Indemnified Taxes arising under the ITA, as a payment of additional interest) as necessary so that after such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.

(i)            Without duplication of any indemnity in Section 3.01(a), the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make payment to such Recipient pursuant to this Section 3.01 in respect of penalties, interest and other similar liabilities attributable to any Indemnified Taxes or Other Taxes if (A) written demand therefor has not been made by such Recipient within one hundred eighty (180) days after the date on which such Recipient received written notice of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority, but only to the extent such penalties, interest and other similar liabilities are attributable to such failure or delay by such Recipient in making such written demand, or (B) such penalties, interest and other similar liabilities are attributable to the gross negligence or willful misconduct of such Recipient or its Affiliates as determined by a court of competent jurisdiction by final and nonappealable judgment. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agents), or by either Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby indemnify the Agents, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agents as required pursuant to Section 3.01(c)(ii); provided that the Agents shall first make written demand for such amount from such Lender and such Lender shall indemnify the Borrower to the extent of any such payment by the Borrower pursuant to this sentence with respect to Taxes described in clauses (y) and (z) of Section 3.01(c)(ii).

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(ii)            Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (w) the Agents and the Borrower or its Subsidiaries for any Excluded Taxes resulting from such Lender’s breach of Section 3.01(e)(ii)(E), (x) the Agents against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the applicable Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Agents and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Agents and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by either Agent or the Borrower in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by either Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agents under this clause (ii).

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by either Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agents (but only to the extent available to the Borrower with respect to any such payment made by the Agents) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Agents.

(e)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (including any such exemption or reduction to which such Lender would be entitled if any Domestic Subsidiary were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) shall deliver to the Borrower (or any such Domestic Subsidiary) and the Agents, at the time or times reasonably requested by the Borrower (or any such Domestic Subsidiary) or either Agent, such properly completed and executed documentation reasonably requested by the Borrower, such Domestic Subsidiary or either Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, such Domestic Subsidiary or the Agents, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, such Domestic Subsidiary or the Agents as will enable the Borrower, such Domestic Subsidiary or the Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Agents on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender and any Canadian Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Canadian Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), whichever of the following is applicable:

(I)            in the case of a Foreign Lender or a Canadian Lender entitled to claim the benefits of an income tax treaty to which the United States is a party (or which would be entitled to claim such benefits if a Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing a complete exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document (including due to any Domestic Subsidiary or other Subsidiary of the Borrower being treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing a complete exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(II)            executed copies of IRS Form W-8ECI;

(III)            in the case of a Foreign Lender or a Canadian Lender entitled to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code (or which would be entitled to claim such benefits if a Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations), (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or such Domestic Subsidiary within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)            to the extent a Foreign Lender or a Canadian Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, in each case, establishing a complete exemption from U.S. federal withholding Tax; provided, that if the Foreign Lender or Canadian Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender or Canadian Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or either Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax (including any such withholding Tax that would apply if any Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations) or exemption from or reduction in any non-U.S. withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D)            if a payment made to an Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), including if any Domestic Subsidiary or other Subsidiary of the Borrower were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code or applicable Treasury regulations, such Agent or Lender shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or either Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or either Agent as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Agent or Lender has complied with such Agent’s or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Agents shall treat (and the Lenders hereby authorize the Agents to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

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(E)            each Foreign Lender and each Canadian Lender represents and warrants that, as of the date such Lender first becomes a Lender hereunder, it would be entitled to provide the documentation described in clause (B), (C) or (D) hereof with respect to any Domestic Subsidiary or other Subsidiary of the Borrower if such Domestic Subsidiary or Subsidiary were treated as or as if it were a borrower or co-borrower in respect of any Obligations under the Code to the effect that such Lender is entitled to a complete exemption from U.S. federal withholding Tax (including pursuant to FATCA). For the avoidance of doubt, with respect to any Lender that breaches the representations under the preceding sentence, the Borrower and its Subsidiaries shall be entitled to impose U.S. withholding taxes (without a corresponding gross-up) and shall not be obligated to indemnify such Lender under this Section 3.01.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(iv)            Without limiting the foregoing, any Domestic Subsidiary shall be permitted to rely on any documentation provided to Borrower and any Borrower shall be permitted to rely on any documentation provided to any Domestic Subsidiary pursuant to this Section 3.01.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall either Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of either or both of the Agents or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loans and other Obligations.

Section 3.02          Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to SOFR, Term SOFR, CORRA or Term CORRA, or to determine or charge interest rates based upon SOFR, Term SOFR, CORRA or Term CORRA then, upon notice thereof by such Lender to the Borrower (through the applicable Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or Term CORRA Loans, as applicable, or to convert Base Rate Loans to Term SOFR Loans or to convert Canadian Prime Loans to Term CORRA Loans, as applicable, shall be, in each case, suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans or Canadian Prime Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate or the Term CORRA component of the Canadian Prime Rate, the interest rate on which Base Rate Loans or the Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the applicable Agent without reference to the Term SOFR component of the Base Rate or the Term CORRA component of the Canadian Prime Rate, as applicable, in each case until such Lender notifies the Agents and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand (after presentation of a reasonably detailed invoice) from such Lender (with a copy to the Agents), at the Borrower’s option, prepay or, if applicable, convert all Term SOFR Loans, of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agents without reference to the Term SOFR component of the Base Rate), or convert all Term CORRA Loans of such Lender to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Global Agent without reference to the Term CORRA component of the Canadian Prime Rate), as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Term CORRA Loans, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Term CORRA Loans, as applicable, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or upon CORRA, as applicable, the Agents shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof or the Canadian Prime Rate applicable to such Lender without reference to the Term CORRA component thereof, as applicable, until the applicable Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or upon CORRA, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

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Section 3.03          Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Loan or a Term CORRA Loan or a conversion of Base Rate Loans to Term SOFR Loans or a conversion of Canadian Prime Rate Loans to Term CORRA Loans or a continuation of any of such Loans, as applicable (i) either Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b) or Section 3.03(c), as applicable, and the circumstances under clause (i) of Section 3.03(b) or the SOFR Scheduled Unavailability Date has occurred or the circumstances under clause (i) of Section 3.03(c) or the CORRA Scheduled Unavailability Date has occurred, as applicable, (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or Term CORRA for any requested Interest Period with respect to a proposed Term SOFR Loan or Term CORRA Loan, as applicable, or in connection with an existing or proposed Base Rate Loan or Canadian Prime Rate Loan, as applicable, or (C) that “Term SOFR” or “Term CORRA” cannot be determined pursuant to the definition thereof, or (ii) either Agent or the Required Lenders determine that for any reason the Term SOFR or Term CORRA for any requested Interest Period with respect to a proposed Term SOFR Loan or Term CORRA Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Loan or such Term CORRA Loan, such Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Term CORRA Loans, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Term CORRA Loans to Canadian Prime Rate Loans, as applicable, shall be suspended (to the extent of the affected Term SOFR Loans, Term CORRA Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate or the Term CORRA component of the Canadian Prime Rate, the utilization of the Term SOFR component in determining the Base Rate or the Term CORRA component in determining the Canadian Prime Rate shall be suspended, in each case until the Agents (or, in the case of a determination by the Required Lenders described in the preceding clause (ii) of this Section 3.03(a), until the Agents upon instruction of the Required Lenders) revoke such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or Term CORRA Loans (to the extent of the affected Term CORRA Loans or Interests Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein and (ii) any outstanding Term SOFR Loans or Term CORRA Loans, as applicable, shall be deemed to have been converted to Base Rate Loans or to Canadian Prime Rate Loans, as applicable, immediately at the end of their respective applicable Interest Period.

(b)            Replacement of Term SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agents determine (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agents (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

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(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Agents or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agents, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Agents (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agents, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate”).

If the SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Agents determine that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, the Agents and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agents shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agents written notice that such Required Lenders object to such amendment.

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The Agents will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any SOFR Successor Rate.

Any SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agents, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agents in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than zero, the SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

(iii)            In connection with the implementation of a SOFR Successor Rate, the Agents will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agents shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of Section 3.03(a) (solely with respect to Term SOFR Loans) and this Section 3.03(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

(c)            Replacement of Term CORRA or CORRA Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Global Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Global Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining one month or three month interest periods of Term CORRA and such circumstances are unlikely to be temporary; or

(ii)            the Applicable Authority has made a public statement identifying a specific date after which one month and three month interests periods of Term CORRA shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Canadian Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Global Agent that will continue to provide such representative tenors of Term CORRA after such specific date (the latest date on which all such tenors of Term CORRA are no longer representative or available permanently or indefinitely, the “CORRA Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the CORRA Successor Rate then in effect, then, the Global Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term CORRA or the then current CORRA Successor Rate in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Canadian Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Canadian Dollars for such benchmark (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “CORRA Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Global Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Global Agent written notice that such Required Lenders object to such amendment.

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The Global Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any CORRA Successor Rate.

Any CORRA Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Global Agent, such CORRA Successor Rate shall be applied in a manner as otherwise reasonably determined by the Global Agent in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any CORRA Successor Rate as so determined would otherwise be less than zero, the CORRA Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

(iii)            In connection with the implementation of a CORRA Successor Rate, the Global Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Global Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of Section 3.03(a) (solely with respect to Term CORRA Loans) and this Section 3.03(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the Canadian Dollars shall be excluded from any determination of Required Lenders.

Section 3.04          Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

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(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement, Term SOFR Loans made by such Lender, Term CORRA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, together with a brief explanation for the increased costs and the basis for the calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

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(e)            For the purposes of this Section 3.04, each reference to Lender shall include each of the L/C Issuers.

Section 3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Agents) from time to time, the Borrower shall promptly compensate such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) for and hold such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on the date or in the amount notified by the Borrower and/or required hereunder;

(c)            any assignment of a Term SOFR Loan or of a Term CORRA Loan on a day other than the last day of the Interest Period therefor, in each case as a result of a request by the Borrower pursuant to Section 11.01 or 11.13; or

(d)            any failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in any currency other than U.S. Dollars on its scheduled due date or any payment thereof in a different currency, including any cost or expense arising from the liquidation, or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. This Section 3.05 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages, expenses, etc. arising from any non-Tax claim.

Section 3.06          Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, fails to comply with Section 3.01(e), or gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender breaches any of its representations in Section 3.01(e)(ii)(E), or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace or remove such Lender in accordance with Section 11.13.

Section 3.07          Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and other Loans advanced hereunder from time to time and the repayment of all other Obligations hereunder, only if such Obligations accrue prior to the termination of this Agreement and the repayment in full of all Obligations outstanding hereunder and the resignation of one or both of the Agents.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01          Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder, and the effectiveness of this Agreement, are subject to satisfaction of the following conditions precedent:

(a)            the Agents’ receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date or such other date reasonably acceptable to the Agents) and each in form and substance satisfactory to the Agents and each of the Lenders unless otherwise specified:

(i)            counterparts of this Agreement, sufficient in number for distribution to the Agents, each Lender and the Borrower;

(ii)            a Note in favor of each Lender requesting a Note;

(iii)            a certificate of a Responsible Officer of the Borrower, attaching copies of the following for the Borrower and certifying that the same are true, correct and complete and in full force and effect, as applicable: (A) its articles and bylaws, and all amendments and modifications thereto, (B) resolutions duly adopted by its board of directors approving the Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents, and (C) incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

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(iv)            such documents and certifications as the Agents may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is (A) validly existing and (B) in current status in its jurisdiction of organization;

(v)            a favorable opinion of each of Latham & Watkins LLP and Bennett Jones LLP, special counsel to the Borrower, each addressed to the Agents and each Lender, covering such customary matters concerning the Borrower and the Loan Documents as the Agents may reasonably request and otherwise in form and substance reasonably satisfactory to the Agents;

(vi)            a certificate of a Responsible Officer of the Borrower (A) either (x) attaching copies of all material consents and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and certifying that such consents and approvals are in full force and effect, or (y) certifying that no such consents or approvals are so required, (B) certifying that the conditions specified in Sections 4.01(b) and (c) and Sections 4.02(a) and (b) have been satisfied, (C) certifying the Debt Rating as of the Closing Date and (D) Borrower’s true and correct organizational identification number and tax business number as of the Closing Date; and

(vii)            the results of UCC, PPSA, Bank Act (Canada), bankruptcy, insolvency, judgment and tax lien searches, in each case with respect to the Borrower and in each relevant jurisdiction, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agents.

(b)            The absence of any event or circumstance since the Balance Sheet Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)            The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to impair or prevent the consummation of the transactions contemplated by this Agreement. The absence of material misstatements in, or omissions from, the written materials (other than of general industry or general economic nature) previously furnished by or on behalf of the Borrower to the Agents for their review in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing Date; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and as of the date made available to the Agents or the Lenders (it being understood that such projections are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary significantly from such projections).

(d)            The Agents shall have received a payoff letter and/or termination letter in form and substance reasonably satisfactory to the Agents evidencing that, contemporaneously with the effectiveness of this Agreement and the making of the Loans, if any, on the Closing Date, the Existing Credit Agreements shall have been terminated and amounts due thereunder have been repaid in accordance with their terms.

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(e)            The Agents’ reasonable satisfaction that the Audited Financial Statements of the Borrower fairly present the business and financial condition of the Borrower and its Subsidiaries as of the date thereof.

(f)            (i) Arrangements satisfactory to the Agents for the payment at closing of all accrued fees and expenses of the Agents required to be paid on or prior to the Closing Date shall have been made (including the reasonable and documented out-of-pocket fees and expenses of one U.S. counsel and one Canadian counsel for the Agents, collectively, to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees and expenses as shall constitute each counsel’s reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents for all amounts not so invoiced and estimated)), and (ii) each Arranger and the Agents shall have received payment of the fees to be paid on or prior to the Closing Date to such Arranger and the Agents pursuant to the Fee Letters (or other applicable fee letter executed by the Borrower, if any).

(g)            (x) Upon the reasonable request of any Lender made at least seven days prior to the Closing Date, the Borrower shall have provided to the Agents, for distribution to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three Business Days prior to the Closing Date and (y) at least three Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall have delivered, to each Lender that so requests at least five Business Days prior to the Closing Date, a Beneficial Ownership Certification.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender or Agent that has executed and delivered (and, as applicable, released from escrow) its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or an Agent unless the Agents shall have received notice from such Lender or Agent prior to the proposed Closing Date specifying its objection thereto.

Section 4.02          Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower contained in Article V or any other Loan Document, or in any document or instrument delivered pursuant to or in connection with this Agreement, shall be true and correct in all material respects (except to the extent already qualified by materiality which such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality which such representations and warranties shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04.

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(b)            No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            The Agents and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans or Term CORRA Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01          Corporate Authority.

(a)            Incorporation; Good Standing. The Borrower and each Material Subsidiary (i) is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or equivalent organizational) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation, partnership, limited liability company or similar business entity and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except, in each case of clause (ii) and (iii), where a failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries are an Affected Financial Institution.

(b)            Authorization. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, in each case, so as to materially adversely affect the assets, business or operations of the Borrower, (iv) do not conflict with any provision of the Organization Documents of the Borrower, and (v) do not conflict with any agreement or other instrument binding upon the Borrower except for any such conflict with any such agreements or other instruments that could not reasonably be expected to have a Material Adverse Effect.

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(c)            Enforceability. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by Debtor Relief Laws, and by general principles of equity relating to enforceability and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.02          Governmental Approvals. The execution, delivery and performance by the Borrower of the Loan Documents and the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any Governmental Authority or other Person, other than those approvals and consents already obtained and filings already made.

Section 5.03          Title to Properties. The Borrower and its Subsidiaries have good record and marketable title in fee simple to, valid leasehold interests in or valid contractual rights to operate, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 5.04          Financial Statements; Solvency.

(a)            (i)            There has been furnished to the Lenders the Audited Financial Statements of the Borrower dated the Balance Sheet Date. Said financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis, as at the close of business on the respective dates thereof and the results of operations for the respective periods then ended. There are no contingent liabilities of the Borrower and its Subsidiaries as of the date thereof involving material amounts, known to the officers of the Borrower, which have not been disclosed in said financial statements and the related notes thereto or otherwise in writing to the Lenders.

(ii)            There has been furnished to the Lenders after the Closing Date, consolidated financial statements of the Consolidated Group furnished from time to time pursuant to Section 6.04(a) and (b). Said financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis, as at the close of business on the respective dates thereof and the results of operations for the respective periods then ended, subject, in the case of consolidated financial statements furnished pursuant to Section 6.04(b), to normal year-end adjustments and the absence of footnotes. There are no contingent liabilities of the Borrower and its Subsidiaries as of the date thereof involving material amounts, known to the officers of the Borrower, which have not been disclosed in said financial statements and the related notes thereto or otherwise in writing to the Lenders.

(b)            The Borrower and its Subsidiaries on a consolidated basis (after giving effect to the transactions contemplated by this Agreement, including giving effect to the Loans outstanding and continued on the Closing Date) are Solvent.

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Section 5.05          No Material Adverse Effect. Since the Balance Sheet Date, no Material Adverse Effect has occurred with respect to the financial condition or businesses of the Borrower and its Subsidiaries, taken as a whole, as shown on or reflected in the balance sheets of the Borrower as of the Balance Sheet Date, or the consolidated statement of income for the four (4) fiscal quarters then ended.

Section 5.06          Permits, Franchises, Patents, Copyrights, Etc. The Borrower and each of its Subsidiaries own or are licensed or otherwise have the right to use all material franchises, patents, copyrights, trademarks, trade names, licenses, authorizations, permits, and rights in respect of the foregoing, reasonably necessary for the conduct of its business substantially as now conducted without known conflict with any rights of others, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07          Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which either in any individual case or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 5.08          No Materially Adverse Contracts, Etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower’s officers or such Subsidiary’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Borrower’s officers or such Subsidiary’s officers has or is expected to have a Material Adverse Effect, except as otherwise reflected in adequate reserves.

Section 5.09          Compliance with Other Instruments, Laws, Etc. Neither the Borrower nor any of its Subsidiaries is violating any provision of its Organization Documents, any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound, or any Law, in a manner which could reasonably be expected to have a Material Adverse Effect.

Section 5.10          Tax Status. The Borrower and its Material Subsidiaries have (a) made or filed (x) all U.S. federal and Canadian federal income tax returns, reports and declarations required to be made or filed, (y) all material state, provincial, territorial and foreign income tax returns, reports and declarations required to be made or filed, and (z) all other material tax returns, reports and declarations required to be made or filed by any jurisdiction to which it is subject (unless and only to the extent that the Borrower or such Material Subsidiary, as applicable, has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (b) paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (c) set aside on their books provisions adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

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Section 5.11          No Event of Default. No Default or Event of Default has occurred and is continuing.

Section 5.12          Investment Company Act; Margin Regulations. Neither the Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is in compliance with Section 6.17(c).

Section 5.13          [Reserved].

Section 5.14          ERISA Compliance.

(a)            Each Plan (other than a Multiemployer Plan) and, to the Borrower’s knowledge, each Multiemployer Plan, is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws except as could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan (other than a Multiemployer Plan) has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan) and, to the knowledge of the Borrower, there has been no notification to the Borrower that a Multiemployer Plan has been terminated by the plan administrator thereof or by the PBGC, and, to the knowledge of the Borrower, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Multiemployer Plan.

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(d)            The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 5.15          [Reserved].

Section 5.16          Environmental Compliance. The Borrower and its Material Subsidiaries have taken all steps that they have reasonably deemed to be reasonably necessary to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that:

(a)            except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower, nor its Material Subsidiaries, nor any operator of any Real Estate, nor any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any and all Canadian federal, United States federal, state, local, provincial, territorial or foreign law, statutes, regulations, ordinances, Rules, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety, waste transportation or disposal, pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions or discharges to public or private wastewater systems (the “Environmental Laws”);

(b)            except, with respect to notices (or any related proceedings or other actions), as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries has received written notice from any third party, including any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), or any other Hazardous Materials which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Material Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any one of them is or will be named party to any claim, action, cause of action, complaint or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials;

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(c)            except as would not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Estate has been used by the Borrower or any of its Subsidiaries for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower or its Material Subsidiaries, or, to the knowledge of the Borrower or any of its Material Subsidiaries, by any other operators of the Real Estate, no Hazardous Materials have been generated or are being used on the Real Estate; (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into or from the Real Estate; (iv) to the knowledge of the Borrower or any of its Material Subsidiary, there have been no unpermitted Releases of Hazardous Materials on, upon, into or from any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Materials that have been generated on any of the Real Estate that are regulated as hazardous have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of the Borrower or any Material Subsidiary, operating in compliance with such permits and applicable Environmental Laws; and

(d)            except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries is required under any applicable Environmental Law to perform Hazardous Materials site assessments, or remove or remediate Hazardous Materials, or provide notice to any Governmental Authority or record or deliver to other Persons an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

Section 5.17          [Reserved].

Section 5.18          Subsidiaries. Schedule 1 sets forth the Material Subsidiaries as of the Closing Date.

Section 5.19          [Reserved].

Section 5.20          Disclosure. The certifications, representations and warranties made by the Borrower in this Agreement and in any agreement, instrument, exhibit, report, document, certificate, or written statement (other than of a general industry or general economic nature) furnished to the Lenders or the Administrative Agent by or on behalf of any Borrower and the Guarantor in connection with any of the transactions contemplated by the Loan Documents, taken as a whole, do not contain any materially untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in any material respect as of the time when made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and as of the date made available to the Agents or the Lenders (it being understood that such projections are not to be viewed as fact and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may vary significantly from such projections).

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Section 5.21          [Reserved].

Section 5.22          Permits and Licenses. All permits and licenses (other than those the absence of which would not have a Material Adverse Effect) required for the construction, ownership and operation of the landfills, solid waste facilities, and solid waste collection, transfer, hauling, recycling and disposal operations owned or operated by the Borrower and the Material Subsidiaries have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. Neither the Borrower nor any Material Subsidiary nor, to the knowledge of a Responsible Officer of the Borrower, the holder of such licenses or permits is in violation of any such licenses or permits, except for any violation which would not reasonably be expected to have a Material Adverse Effect.

Section 5.23          [Reserved].

Section 5.24          OFAC.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is 50 percent or more, individually or in the aggregate, directly or indirectly, owned (or, for purposes of the Special Economic Measures Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), to the extent relevant, whose property is deemed to be owned by) or controlled by, any one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant Sanctions authority, (c) a Person listed on or designated by the Canadian government pursuant to applicable Sanctions or (d) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries (i) conduct their businesses in compliance in all material respects with all applicable Sanctions, (ii) during the period not barred by applicable statutes of limitation, have conducted their businesses in compliance in all material respects with all applicable Sanctions and (iii) have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

Section 5.25          Anti-Corruption Laws.

The Borrower and its Subsidiaries (i) conduct, and (ii) during the period not barred by applicable statutes of limitation, have conducted, in each case, their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-corruption or anti-money laundering and terrorist financing, and applicable anti-corruption legislation in other jurisdictions. The Borrower and its Subsidiaries have established policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with all applicable provisions of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-corruption or anti-money laundering and terrorist financing, and applicable anti-corruption legislation in other jurisdictions.

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Section 5.26          Canadian Pension Plans and Canadian Benefit Plans.

(a)            The most recent actuarial report prepared and filed with a Canadian Governmental Authority for each Canadian Pension Plan administered by the Borrower or any of its Subsidiaries organized in Canada that (i) has a “defined benefit provision”, as that term is defined in Section 147.1(1) of the ITA; and (ii) is not a “multi-employer pension plan”, as that term is defined in Applicable Canadian Pension Legislation, has been disclosed prior to the Closing Date, along with any more recently prepared cost certificate(s).

(b)            The funding obligation of the Borrower or any of its Subsidiaries organized in Canada that is required to contribute to a Canadian Pension Plan that is a “multi-employer pension plan”, as that term is defined in Applicable Canadian Pension Legislation, is limited to a fixed amount set out in one or more collective bargaining agreements and/or other agreements (other than interest, damages and costs that may arise under the terms of those agreements in the event of any delinquent contributions) and, as of the Closing Date, no exit levy or fee has been or is reasonably anticipated to be imposed by the trustees of such a plan on the Borrower or any of its Subsidiaries.

(c)            All employer and employee contributions and premiums required to be remitted or paid to, or in respect of, any Canadian Pension Plan or other plan required under Canadian federal, provincial or territorial health, workers’ compensation and employment insurance legislation have been remitted or paid in compliance with applicable Laws and regulations except that would not reasonably be expected to result in a Material Adverse Effect.

(d)            No Canadian Pension Plan that has a “defined benefit provision”, as that term is defined in the ITA, and that is sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada: (i) has been wound-up or terminated, or is in the process of being wound-up or terminated, in whole or in part (other than the distribution of surplus assets attributable to a previous partial wind-up under a Canadian Pension Plan); or, (ii) is subject to a Canadian Governmental Authority’s order or notice of intended decision proposing to order a wind-up or termination, in whole or in part. To the knowledge of the Borrower, there are no circumstances existing that would reasonably be considered to cause a Canadian Governmental Authority to order, or propose to order, a Canadian Pension Plan’s wind-up or termination, in whole or in part.

Section 5.27          [Reserved].

Section 5.28          Affected Financial Institution. The Borrower is not an Affected Financial Institution.

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Section 5.29          Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 5.30          Covered Entities. The Borrower is not a Covered Entity (as defined in Section 11.22(b)).

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder and this Agreement has not been terminated, any Loan or other Obligation hereunder (other than contingent or inchoate indemnity obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 6.01          [Reserved].

Section 6.02          Maintenance of Offices. The Borrower will maintain its principal administrative offices at 3 Waterway Square Place, Suite 110, The Woodlands, TX 77380 or such other place in Canada or the United States as the Borrower shall designate upon ten (10) days prior written notice to the Agents, or such shorter time as the Agents may agree.

Section 6.03          Records and Accounts. The Borrower will, and will cause each of its Subsidiaries to (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, and (iii) at all times engage the Accountants as the independent certified public accountants of the Borrower.

Section 6.04          Financial Statements, Certificates and Information. The Borrower will deliver to the Agents and any Lender upon request of such Lender (made through the Agents):

(a)            within five (5) days after the filing with the Securities and Exchange Commission of the Borrower’s Annual Report on Form 10-K (or such similar report to be filed for a “foreign private issuer” as defined by applicable Securities Laws) with respect to each fiscal year (and in any event within one hundred (100) days after the end of such fiscal year), the consolidated balance sheets of the Consolidated Group as at the end of such year, and the related consolidated statements of income and cash flows of the Consolidated Group, each setting forth in comparative form (to the extent applicable and, in any event, without requiring restatements of discontinued operations unless otherwise required by GAAP or if otherwise included in the financial statements filed with the Securities and Exchange Commission) the figures for the previous fiscal year, all such financial statements to be in reasonable detail, prepared in accordance with GAAP and audited and accompanied by a report and opinion of the Accountants, which report and opinion shall state that such financial statements present fairly the financial position of the Consolidated Group and shall not be subject to any qualification as to going concern or the scope of the audit;

(b)            within five (5) days after the filing with the Securities and Exchange Commission of the Borrower’s Quarterly Report on Form 10-Q (or such similar report to be filed for a “foreign private issuer” as defined by applicable Securities Laws) with respect to each of the first three (3) fiscal quarters of each fiscal year (and in any event within 60 days after the end of each such fiscal quarter), copies of the consolidated balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Consolidated Group as at the end of such quarter, subject to normal year-end adjustments and the absence of footnotes, all in reasonable detail and prepared in accordance with GAAP subject to normal year-end adjustments and the absence of footnotes, with a certification by the CFO that the consolidated financial statements are prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of the Consolidated Group as at the close of business on the date thereof and the results of operations for the period then ended;

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(c)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate certified by the CFO that the Consolidated Group is in compliance with the covenants contained in Sections 7.01(b), 7.02(i) and 7.14 as of the end of the applicable period, setting forth in reasonable detail computations evidencing such compliance; provided, that if the Borrower shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrower shall include in such certificate or otherwise deliver forthwith to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

(d)            contemporaneously with, or promptly following, the filing or mailing thereof, copies of all materials of a financial nature filed with the U.S. Securities and Exchange Commission (or the Canadian equivalent thereof) or sent to the stockholders of the Borrower;

(e)            promptly following any request therefor, information and documentation reasonably requested by the Agents or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f)            from time to time, such other financial data and other information (including accountants’ management letters and a copy of the Borrower’s annual budget and projections for any fiscal year) as the Lenders may reasonably request.

The Borrower shall promptly notify the Agents and each Lender of any change in the information in a Beneficial Ownership Certification, if previously provided, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

The Borrower shall be deemed to have delivered reports and other information referred to in clauses (a), (b), and (d) of this Section 6.04 when (A) such reports or other information have been posted on the Internet website of the Securities and Exchange Commission (http://www.sec.gov) (or, if applicable, the Canadian equivalent thereof) or on Borrower’s Internet website as previously identified to the Agents and Lenders and (B) the Borrower has notified the Agents by electronic mail of such posting.

The Borrower hereby acknowledges that (a) the Agents and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents , the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal, Canadian Federal, provincial, territorial and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

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Section 6.05          Legal Existence and Conduct of Business. Except as otherwise permitted by Section 7.04, the Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by the Borrower’s or its Material Subsidiaries’ board of directors (or similar governing body) in the exercise of its reasonable judgment and except where the failure of the Borrower or its Material Subsidiaries to remain so qualified would not have a Material Adverse Effect; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Material Adverse Effect. The Borrower will, and will cause its Subsidiaries to, continue to engage primarily in the businesses conducted by it on the Closing Date and in related, complementary or incidental businesses, including without limitation, any such line of business whether from an operational, business, financial, technical or administrative standpoint or otherwise, except to the extent otherwise permitted under Sections 7.03 and 7.04.

Section 6.06          Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower and its Material Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of their business and which does not in the aggregate have a Material Adverse Effect.

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Section 6.07          Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies (or be self-insured or otherwise have an insurance program involving an Insurance Entity), funds or underwriters insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts typically carried by reasonable and prudent companies conducting businesses similar to that of the Borrower and its Subsidiaries. In addition, the Borrower and its Subsidiaries will furnish from time to time, upon the Agents’ reasonable request, a summary of their insurance coverage.

Section 6.08          Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before any material penalty accrues thereon, all Taxes (other than Taxes which in the aggregate are not material to the business or assets of the Borrower or any Material Subsidiary on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any material part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any material portion of its property, unless such Lien is a Permitted Lien; provided, however, that any such Tax or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further, that the Borrower or such Subsidiary will pay all such Taxes or claims prior to foreclosure upon any Lien which may have attached as security therefor.

Section 6.09          Inspection of Properties, Books, Etc. The Borrower will, and cause each of its Subsidiaries to permit the Agents or any other designated representative of the Lenders (including any Lender), upon reasonable notice and during normal business hours, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine their books of account (and, if any Default or Event of Default exists, to make copies thereof and extracts therefrom (in each case, subject to compliance with confidentiality agreements and applicable copyright laws)), and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers, all at such reasonable times and intervals as the Lenders or the Agents may reasonably request; provided, however, prior to the occurrence of an Event of Default, the Borrower shall not be required to pay the expenses associated with more than one such visitation and inspection by the Agents or any other designated representative of the Lenders (including any Lender) during any calendar year; provided, further, however, that when an Event of Default exists the Agents or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.10          Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Borrower will, and will cause each of its Subsidiaries to (i) comply with the provisions of their Organization Documents, (ii) comply with the provisions of all agreements and instruments by which they or any of their properties may be bound; and (iii) comply with all applicable Laws (including Environmental Laws and Environmental Permits) except, in the case of subsections (i) (solely for non-compliance with the provisions of its Organization Documents by a Person other than the Borrower), (ii) and (iii), where noncompliance with such Organization Documents, applicable agreements, instruments and Laws would not reasonably be expected to have a Material Adverse Effect. If at any time while any Credit Extension is outstanding or any Lender, any L/C Issuer or either Agent has any obligation to make Credit Extensions hereunder, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that the Borrower or any Material Subsidiary may fulfill any of their obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Material Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

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Section 6.11          Environmental Indemnification. The Borrower, on its own behalf and on behalf of its Subsidiaries, covenants and agrees that it will indemnify and hold the Agents and the Lenders harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agents or the Lenders (including all costs of legal representation) relating to (a) any Release or threatened Release of Hazardous Materials on the Real Estate; (b) any violation of any Environmental Laws with respect to conditions at the Real Estate or the operations conducted thereon; (c) the investigation or remediation of offsite locations at which the Borrower, any of its Subsidiaries, or its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; or (d) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, except, in each case, to the extent that such claim, expense, damage, loss or liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agents or the Lenders. It is expressly acknowledged by the Borrower and its Subsidiaries that this covenant shall survive any foreclosure or any modification, release or discharge of the Loan Documents or the payment of the Loans and shall inure to the benefit of the Agents, the Lenders and their successors and permitted assigns.

Section 6.12          Further Assurances. The Borrower will cooperate with the Agents and the Lenders and execute such further instruments and documents as the Lenders or the Agents shall reasonably request to carry out to the Lenders’ satisfaction the transactions contemplated by this Agreement and the Loan Documents.

Section 6.13          Notice of Potential Claims or Litigation. The Borrower will deliver to the Lenders, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation (including without limitation any alleged violation of any Environmental Law or any dispute, litigation, investigation or proceeding between the Borrower or any of its Subsidiaries and any Governmental Authority), wherein the potential liability would reasonably be expected to result in a Material Adverse Effect, together with a copy of each such notice received by the Borrower or any of its Subsidiaries.

Section 6.14          Notice of Certain Events Concerning Environmental Claims.

(a)            [Reserved].

(b)            The Borrower will promptly notify the Lenders in writing of any of the following events:

(i)            upon obtaining knowledge of any violation of any Environmental Law regarding the Real Estate or the Borrower’s or any of its Subsidiaries’ operations which would reasonably be expected to result in a Material Adverse Effect; (ii) upon obtaining knowledge of any Release or threat of Release of any Hazardous Materials at, from, or into the Real Estate that triggers a legal obligation to report the Release or threat of Release to any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect; (iii) upon receipt of any notice of violation of any Environmental Laws or of any Release or threat of Release of Hazardous Materials, including a notice or claim of liability or potential responsibility from any third party (including without limitation any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) operation of the Real Estate, (B) contamination on, from or into the Real Estate, or (C) investigation or remediation of offsite locations at which the Borrower, any of its Subsidiaries or any of its predecessors is alleged to have directly or indirectly disposed of Hazardous Materials, which violation or Release in any such case would reasonably be expected to have a Material Adverse Effect; or (iv) upon obtaining knowledge that any material expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which the Borrower or any of its Subsidiaries would reasonably be expected to result in a Material Adverse Effect.

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Section 6.15          Notice of Default. The Borrower will promptly notify the Lenders in writing of the occurrence of any Default or Event of Default known to the Borrower or its Material Subsidiaries. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of U.S. Dollar Equivalent of U.S.$200,000,000 as to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to the Lenders, describing the notice or action and the nature of the claimed default.

Section 6.16          [Reserved].

Section 6.17          Use of Proceeds. (a) The Borrower and its Subsidiaries will use the proceeds of the Credit Extensions solely for the following purposes: (i) to refinance all amounts outstanding under the Existing Credit Agreements, (ii) to finance acquisitions permitted pursuant to Section 7.03 and to finance dividends or other equity distributions permitted hereunder; and (iii) for capital expenditures, working capital, payment of transaction fees, costs and expenses related to the negotiation and execution of this Agreement and other credit facilities or debt securities to the extent permitted hereunder, Letters of Credit, and (iv) for any other lawful corporate purposes.

(b)            Sanctions. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will be used, directly or indirectly in violation of any applicable Sanctions. Notwithstanding anything in this Agreement, nothing in this Agreement shall require the Borrower or its Subsidiaries or any director, officer, employee, agent, Affiliate of the Borrower or its Subsidiaries that is registered or incorporated under the laws of Canada or of a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.

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(c)            Regulations U and X. The Borrower is not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Consolidated Group) subject to any restriction on sale, pledge, or disposal under this Agreement or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness, will be margin stock.

Section 6.18          Additional Notices. The Borrower will promptly notify the Agents in writing of (a) any material change by the Borrower or any Subsidiary in accounting policies, financial reporting practices or attestation reports concerning internal controls pursuant to Section 404 of Sarbanes-Oxley, (b) the occurrence of any ERISA Event and (c) a change in the Borrower’s organizational identification number and tax business number from those numbers provided to the Agents on or prior to the Closing Date.

Section 6.19          [Reserved].

Section 6.20          Anti-Corruption Laws and Sanctions.

The Borrower and its Subsidiaries will conduct their respective businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and the Criminal Code (Canada) to the extent relating to anti-corruption or anti-money laundering and terrorist financing, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

Section 6.21          Canadian Pension Plans and Canadian Benefit Plans.

(a)            For each existing, or hereafter adopted, Canadian Pension Plan or Canadian Benefit Plan sponsored or administered by the Borrower or any of its Subsidiaries organized in Canada, the Borrower and each of its Subsidiaries organized in Canada will comply with and perform in all material respects all of their material obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable Laws and regulations (including any funding, investment and administration obligations).

(b)            The Borrower and each of its Subsidiaries organized in Canada will withhold, pay or remit all material employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Benefit Plan in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable Laws.

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(c)            The Borrower and each of its Subsidiaries organized in Canada will deliver to the Agents (i) promptly after receipt thereof, a copy of any material claim, direction, order, notice, ruling or opinion that the Borrower or any of its Subsidiaries organized in Canada may receive from any applicable Canadian Governmental Authority or other claimant, except for regular claims for benefits, with respect to any Canadian Pension Plan or Canadian Benefit Plan that can reasonably be expected to give rise to a liability in excess of the U.S. Dollar Equivalent of U.S.$100,000,000; (ii) notification within thirty (30) days of receipt of an actuarial report or accounting disclosure report that discloses any unfunded liabilities to the Borrower or any of its Subsidiaries organized in Canada, in excess of the U.S. Dollar Equivalent of U.S.$100,000,000 in the aggregate, in respect of any existing Canadian Pension Plan or Canadian Benefit Plan, as calculated on a hypothetical wind-up basis, and (iii) subject to Section 7.18, notification within thirty (30) days of the establishment of any new Canadian Pension Plan that has a “defined benefit provision” as that term is defined in the ITA, or the commencement of contributions to any such plan to which the Borrower or any of its Subsidiaries organized in Canada was not previously contributing that can be expected to give rise to a liability in excess of the U.S. Dollar Equivalent of U.S.$100,000,000.

(d)            The Borrower and each of its Subsidiaries organized in Canada will withhold, pay or remit all material employer and employee contributions and premiums required to be withheld, remitted, paid to or in respect of any Canadian Pension Plan or other plan required under Canadian federal, provincial or territorial health, workers’ compensation, and employment insurance legislation, in each case, in compliance with applicable Laws and regulations.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent or inchoate indemnity obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 7.01          Restrictions on Indebtedness. The Borrower shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness other than:

(a)            (i) Indebtedness existing on the Closing Date constituting a Permitted Intercompany Financing; and (ii) other Indebtedness of any direct or indirect wholly-owned Subsidiary of the Borrower to the Borrower or any other direct or indirect wholly-owned Subsidiary of the Borrower, including for certainty, any equity-related purchase obligations of any direct or indirect wholly-owned Subsidiary of the Borrower in connection with intercompany arrangements; and

(b)            other Indebtedness of the Borrower’s Subsidiaries, in addition to that permitted by clause (a), so long as the aggregate outstanding amount of Priority Debt at any time does not exceed 15% of Consolidated Tangible Assets.

Section 7.02          Restrictions on Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any property or assets of any character, whether now owned or hereafter acquired; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, which sale, assignment, pledge or other transfer gives rise to a Lien, except as follows (the “Permitted Liens”):

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(a)            Liens (i) to secure taxes, assessments and other government charges or (ii) on properties to secure claims for labor, material or supplies, in each case, in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings (provided that, if the obligation with respect to which any such Lien arises is being contested in good faith by appropriate proceedings, such obligation may remain unpaid during the pendency of such proceedings as long as the Borrower or its applicable Subsidiary shall have set aside on their books adequate reserves with respect thereto);

(b)            deposits or pledges made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien (i) imposed by ERISA and not permitted pursuant to Section 7.07 or (ii) arising pursuant to Applicable Canadian Pension Legislation and not permitted pursuant to Section 7.18);

(c)            Liens in respect of judgments or awards (i) which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or its applicable Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which the Borrower or such Subsidiary maintains adequate reserves or (ii) that secure judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(d)            Liens of carriers, warehousemen, maritime, repairmen, landlords, mechanics and materialmen, and other like Liens, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue; provided, that such Liens may continue to exist for a period of more than one hundred twenty (120) days if the validity or amount thereof shall currently be contested by the Borrower or its applicable Subsidiary in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided further, that the Borrower or such Subsidiary will pay any such claim prior to foreclosure on any such Lien;

(e)            encumbrances on Real Estate consisting of easements, servitudes, encroachments, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or any Subsidiary is a party, and other minor Liens none of which in the opinion of the Borrower or such Subsidiary interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;

(f)            good faith deposits in connection with bids, tenders and contracts, deposits to secure public or statutory obligations and appeal bonds, performance and landfill closure bonds, deposits to secure surety bonds or import duties and other obligations of a like nature, in each case under this clause (f) incurred in the ordinary course of business;

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(g)            Liens incurred in the ordinary course of business relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;

(h)            Liens arising from precautionary UCC or PPSA financing statement filings regarding “true” leases entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(i)            other Liens, in addition to those permitted by clauses (a) through (h) above and clauses (j) through (l) below, securing Indebtedness and other obligations, so long as the aggregate outstanding amount of Priority Debt and such other obligations at any time does not exceed 15% of Consolidated Tangible Assets; provided, that any Lien in connection with a Permitted Receivables Transaction shall meet the requirements of a Permitted Receivables Lien;

(j)            Liens on the rights of the Borrower or any Subsidiary in bonds issued in connection with revenue bond financings in favor of any issuer of a letter of credit used to provide security for the payment of such bonds, in each case under this clause (j) entered into in the ordinary course of business;

(k)            (i) rights reserved or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary, (ii) any subsisting reservations, limitations, provisions and conditions contained in any original grants from His Majesty the King in right of Canada or any province or territory thereof of any land or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by the Borrower or such Subsidiary, and (iii) any obligations or duties affecting the property of the Borrower or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit, in each case under this clause (k) entered into in the ordinary course of business; and

(l)            Liens securing the Obligations.

The Borrower covenants and agrees that if it, or any of its Subsidiaries shall create or incur any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Required Lenders), the Borrower or such Subsidiary will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured; provided that the covenant of the Borrower contained in this sentence shall only be in effect for so long as the Borrower or such Subsidiary shall be similarly obligated under any other Indebtedness; provided, further, that an Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by the Borrower or such Guarantor to ratably secure the Obligations hereunder.

Section 7.03          Restrictions on Investments. The Borrower shall not, nor shall it permit any Subsidiary to, make any Investments other than:

(a)            ordinary course Investments made by the Borrower or any of its Subsidiaries from time to time in cash and cash equivalents;

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(b)            subject to Sections 7.01(a) and 7.03(d) (solely with respect of the provisos thereof), Investments in the Borrower or any of its direct or indirect wholly-owned Subsidiaries;

(c)            Investments consisting of guarantees by the Borrower or any of its Subsidiaries of any Indebtedness permitted pursuant to Section 7.01; and

(d)            other Investments so long as at the time of making such Investment (i) no Default or Event of Default has occurred and is continuing or would result therefrom under Section 8.01(c) in respect of the financial covenant set forth in Section 7.14 and (ii) the Borrower and its Subsidiaries are in pro forma compliance with the financial covenant set forth in Section 7.14 (using Consolidated EBITDA of the Consolidated Group as of the last day of the applicable Pro Forma Reference Period (but including any permitted addbacks to Consolidated EBITDA in the period following the last day of the applicable Pro Forma Reference Period) and Consolidated Total Funded Debt as of the date of, and after giving effect to, such Investment (with such amounts adjusted as if such Investment occurred on the first day of the Pro Forma Reference Period)); provided, that at all times the aggregate amount of all Investments in Insurance Entities shall not exceed 10% of consolidated total assets of the Borrower and its Subsidiaries (as determined by reference to the most recent balance sheet delivered to the Agents pursuant to Section 6.04 or, if earlier than the first delivery thereunder, as indicated in the Audited Financial Statements); provided, further, that the aggregate amount of all Investments in any type of business other than the businesses conducted by the Borrower or its Subsidiaries on the Closing Date and in related, complementary or incidental businesses, including without limitation, any such line of business whether from an operational, business, financial, technical or administrative standpoint or otherwise, shall not exceed the U.S. Dollar Equivalent of U.S.$500,000,000 at any time outstanding (it being understood that Investments in any Insurance Entity shall be excluded from the immediately preceding limitation).

Section 7.04          Merger, Amalgamation, Consolidation and Disposition of Assets.

(a)            The Borrower shall not, nor shall it permit any Subsidiary, to merge, amalgamate, dissolve, liquidate, divide or consolidate, except:

(i)            any Subsidiary may merge, amalgamate or consolidate with the Borrower or with any one or more Subsidiaries, provided that (A) if any transaction shall be between the Borrower and a Subsidiary, the Borrower shall be the continuing or surviving Person and (B) if any transaction shall be between a Subsidiary and a direct or indirect wholly-owned Subsidiary of the Borrower, a direct or indirect wholly-owned Subsidiary of the Borrower shall be the continuing or surviving Person unless the resulting Investment would be permitted under Section 7.03;

(ii)            any Subsidiary may liquidate, divide or dissolve, if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders; provided that the assets, if any, of such Subsidiary are transferred to the Borrower or a direct or indirect wholly-owned Subsidiary of the Borrower or the disposition thereof is permitted by Section 7.04(b); or

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(iii)            any merger, amalgamation or consolidation to effect Dispositions permitted under Section 7.04(b) or an Investment permitted under Section 7.03.

Notwithstanding anything to the contrary set forth in this clause (a) with respect to any transaction that may be otherwise permitted by this clause (a), the Borrower shall not consummate any merger, consolidation or amalgamation in which it is not the surviving or continuing entity.

(b)            Neither the Borrower nor any of its Subsidiaries shall effect any Disposition of assets (including pursuant to a Division), other than, in each case, if applicable, subject to compliance with Section 7.04(a)(i):

(i)            the sale of inventory, the licensing of intellectual property and the Disposition of obsolete, useless, worn-out or surplus assets, in each case in the ordinary course of business consistent with past practices;

(ii)            a Disposition of assets (including, without limitation, Equity Interests) from any Subsidiary of the Borrower to the Borrower or another direct or indirect wholly-owned Subsidiary of the Borrower;

(iii)            a Disposition of Equity Interests of any Subsidiary of the Borrower from the Borrower to any direct or indirect wholly-owned Subsidiary of the Borrower;

(iv)            the sale or exchange of routes and related assets which, in the business judgment of the Borrower does not, and could not reasonably be expected to have, a Material Adverse Effect;

(v)            the Disposition of assets with an aggregate fair market value not greater than 20.0% of the value of the consolidated total assets of the Consolidated Group (as determined by reference to the most recent balance sheet delivered to the Agents pursuant to Section 6.04 or, if earlier than the first delivery thereunder, as indicated in the Audited Financial Statements) over the term of this Agreement;

(vi)            the sale, lease, assignment, transfer or other Disposition of Receivables in connection with any Permitted Receivables Transaction; and

(vii)            any sale and leaseback transaction permitted by Section 7.05.

Section 7.05          Sale and Leaseback. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Borrower and its Subsidiaries shall sell or transfer any property owned by either the Borrower or any of its Subsidiaries in order then or thereafter to lease such property or lease other property which the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders, except, in each case, where a Disposition is not prohibited under Section 7.04(b) and the Indebtedness arising therefrom is not prohibited under Section 7.01(b) or Section 7.14.

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Section 7.06          Restricted Payments and Redemptions. The Borrower shall not, nor shall it permit any non-wholly-owned Subsidiary to, make any Restricted Payments (provided, however, that neither the exercise of common stock purchase warrants or options to purchase common stock on a “cashless” exercise basis under the Borrower’s or any of its Subsidiaries’ equity incentive plans shall constitute a purchase or redemption of Equity Interests), except:

(a)            each non-wholly-owned Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such non-wholly-owned Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)            the Borrower may make any Restricted Payment not otherwise permitted in this Section 7.06 so long as no Default or Event of Default has occurred and is continuing or would result therefrom under Section 8.01(c) in respect of the financial covenant set forth in Section 7.14;

(c)            the Borrower and each non-wholly-owned Subsidiary may make cash payments to its employees and non-employee directors pursuant to one or more profit sharing, equity incentive, equity purchase plans or other benefit plan;

(d)            the Borrower and each non-wholly-owned Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(e)            the Borrower and each non-wholly-owned Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of common stock or other common Equity Interests of such Person.

Any dividend or share repurchase (or similar transaction) payable to the shareholders of the Borrower that has been validly declared by the Borrower and that would otherwise be restricted pursuant to this Section 7.06 may be made within sixty (60) calendar days after the date of declaration thereof if, at the date of declaration, (x) such dividend or share repurchase (or similar transaction) would have complied with this Section 7.06, (y) the Borrower had no reasonable basis to believe that it would fail to comply with this Section 7.06 within such sixty (60) calendar days after such declaration and (z) the declaration of such dividend or share repurchase (or similar transaction) created a binding and enforceable obligation of the Borrower to pay the same, subject only to conditions prescribed by applicable law or other conditions customary for such transactions.

Section 7.07          Employee Benefit Plans. Neither the Borrower, nor any of its Subsidiaries nor any ERISA Affiliate will:

(a)            engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or otherwise incur any excise taxes under Sections 4971, 4975, 4980B or 4980D of the Code which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

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(b)            fail to satisfy the Pension Funding Rules with respect to any Pension Plan (other than a Multiemployer Plan) which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate or fail to meet or seek any waiver of the minimum funding standards or incur any funding shortfall (within the meaning of Sections 302 and 303 of ERISA or Sections 430 and 436 of the Code) with respect to any such Pension Plan which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(c)            fail to contribute to any Pension Plan to an extent which, or terminate any Pension Plan (other than a Multiemployer Plan) in a manner which, could reasonably be expected to result in the imposition of a Lien securing material obligations (and in any event obligations in excess of U.S. Dollar Equivalent of U.S.$100,000,000) on any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 303(k) or Section 4068 of ERISA or Section 430(k) of the Code; or

(d)            post any security pursuant to Section 436(f) of the Code or fail to meet the minimum required contribution payment obligations under Section 303(j) of ERISA with respect to any Pension Plan (other than a Multiemployer Plan) which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(e)            permit or take any action which would result in the aggregate benefit liabilities (within the meaning of Section 4001 of ERISA) of all Pension Plans (other than any Multiemployer Plans) exceeding the value of the aggregate assets of such Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Pension Plan with assets in excess of benefit liabilities which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(f)            incur any withdrawal liability within the meaning of Section 4201 of ERISA with respect to any Multiemployer Plan which could reasonably be expected to result in a material liability (and in any event not in excess of U.S. Dollar Equivalent of U.S.$100,000,000) for the Borrower, any of its Subsidiaries or any ERISA Affiliate.

Section 7.08          Burdensome Agreements. Except as required by any Municipal Contract, this Agreement or any other Loan Document, neither the Borrower nor any of its Subsidiaries shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or such Subsidiary from (a) making Restricted Payments to the Borrower or otherwise transferring property to or investing in the Borrower, except for any such agreement or arrangement in effect at the time such Subsidiary became a Subsidiary of the Borrower, so long as such agreement or arrangement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower, (b) Guaranteeing the Indebtedness of the Borrower or (c) creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest or Lien in favor of the Agents for the benefit of the Lenders and the Agents under the Loan Documents other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, in each case other than (A) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the Disposition of the Equity Interests or assets of such Subsidiary permitted under the terms of this Agreement pending the closing of such Disposition, (B) any restriction in the form of customary provisions with respect to the Disposition of Investments held by the Borrower or a Subsidiary and permitted under the terms of this Agreement, (C) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 7.02 solely to the extent any such negative pledge relates to property financed by or the subject of such Indebtedness, (D) restrictions on any Receivables SPV or the Equity Interests, securities or other obligations thereof pursuant to customary documentation entered into in connection with a Permitted Receivables Transaction, (E) restrictions in any senior notes of the Borrower or its Subsidiaries that are substantively similar to, or less restrictive than, the Borrower’s senior notes outstanding as of the Closing Date, (F) customary anti-assignment provisions contained in leases, licensing agreements and permits issued by Governmental Authorities, in each case entered into by the Borrower or such Subsidiary in the ordinary course of its business, (G) in connection with restrictions imposed by applicable Laws, (H) restrictions on the granting of Liens by Subsidiaries pursuant to an agreement governing Indebtedness permitted under Section 7.01(a), (I) restrictions in any agreement(s) governing Indebtedness of the Borrower or its Subsidiaries that are substantively similar to, or less restrictive than, this Agreement as in effect from time to time and (J) to the extent not permitted under subclauses (A) through (I) above, restrictions pursuant to any agreement(s) governing Indebtedness of the Borrower or a Subsidiary not exceeding, individually or in the aggregate, the U.S. Dollar Equivalent of U.S.$200,000,000.

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Section 7.09          Business Activities. Neither the Borrower nor any of its Subsidiaries will engage directly or indirectly (whether through Subsidiaries or otherwise) in any material line of business other than those lines of businesses conducted by the Borrower or its Subsidiaries on the Closing Date and lines of business related, complementary or incidental thereto, including without limitation, any such line of business whether from an operational, business, financial, technical or administrative standpoint or otherwise, except to the extent otherwise permitted under Section 7.03.

Section 7.10          Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries will engage in any transaction with any non-Subsidiary Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such non-Subsidiary Affiliate, or, to the knowledge of the Borrower and any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such non-Subsidiary Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms that are more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

Section 7.11          [Reserved].

Section 7.12          [Reserved].

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Section 7.13          Use of Proceeds; Margin Stock. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; provided, that the Borrower and its Subsidiaries may use the proceeds of Loans advanced hereunder to purchase stock of the Borrower as permitted under Section 7.06 so long such stock is retired upon the consummation of the applicable repurchase.

Section 7.14          Financial Covenant. Neither the Borrower nor any of its Subsidiaries shall permit, as of the last day of each fiscal quarter of the Consolidated Group, the ratio of (i) Consolidated Total Funded Debt outstanding on such date to (ii) Consolidated EBITDA for the Reference Period ending on such date (the “Leverage Ratio”), to exceed 3.75 to 1.00; provided that in the event of an acquisition permitted under Section 7.03 and Section 7.04 involving aggregate consideration in excess of the U.S. Dollar Equivalent of $200,000,000 occurring during a fiscal quarter, then the Borrower shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under this Section 7.14 to 4.25 to 1.00 for the fiscal quarter in which such permitted acquisition is consummated (the “Trigger Quarter”) and each of the three fiscal quarters immediately following the Trigger Quarter (such period, an “Elevated Leverage Ratio Period”), and the maximum permitted Leverage Ratio will thereafter revert to 3.75 to 1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of this Agreement; provided further that an Elevated Leverage Ratio Period may not be elected by the Borrower unless there is at least one fiscal quarter end after the end of the prior Elevated Leverage Ratio Period at which the required Leverage Ratio is less than or equal to 3.75 to 1.00. Such election shall be made by the delivery of a written notice by the Borrower to the Agents making reference to this Section 7.14 and notifying the Agents of the Borrower’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter.

Section 7.15          [Reserved].

Section 7.16          Sanctions. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agents, L/C Issuers, Swing Line Lender, or otherwise) of applicable Sanctions.

Section 7.17          Anti-Corruption Laws.

Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) to the extent relating to anti-corruption, anti-money laundering and terrorist financing, and anti-corruption or similar legislation in other applicable jurisdictions.

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Section 7.18          Canadian Pension and Benefit Plans.

(a)            Without the prior written consent of the Global Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall have any liability in respect of any “multi-employer pension plan,” as that term is defined in Applicable Canadian Pension Legislation if such liabilities would reasonably be expected to exceed the U.S. Dollar Equivalent of U.S.$100,000,000 in the aggregate;

(b)            Without the prior written consent of the Global Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall establish, adopt or agree to contribute to any pension plan with a “defined benefit provision” (as that term is defined in the ITA) that would be a Canadian Pension Plan if in existence as of the date hereof, or acquire any Person who sponsors, maintains, administers, or is or may be required to contribute to a pension plan with a “defined benefit provision” (as that term is defined in the ITA) that would be a Canadian Pension Plan if in existence as of the date hereof, if the funding deficit in respect of such pension plan, as determined on a hypothetical wind-up basis, if any, would reasonably be expected to exceed the U.S. Dollar Equivalent of U.S.$100,000,000 in the aggregate; or

(c)            Without the prior written consent of the Global Agent, such consent not to be unreasonably withheld, delayed or conditioned, neither the Borrower nor any of its Subsidiaries organized in Canada shall take any action to effect the full or partial wind-up or termination, or to cause any Canadian Governmental Authority to order the full or partial wind-up or termination, of any Canadian Pension Plan with a “defined benefit provision” (as that term is defined in the ITA), if such full or partial wind-up or termination would reasonably be expected to give rise to a windup deficit in excess of the U.S. Dollar Equivalent of U.S.$100,000,000 in the aggregate.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)            the Borrower fails to pay any principal of the Loans or any L/C Obligation when the same shall become due and payable, whether at the Maturity Date, or any accelerated date of maturity or at any other date fixed for payment;

(b)            the Borrower fails to pay any interest or fees or other amounts owing under the Loan Documents within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)            the Borrower fails to comply with the covenants contained in Sections 6.05 (with respect to the Borrower and any Material Subsidiaries only), 6.15, 6.17, or Article VII;

(d)            the Borrower fails to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b) and (c) above) within thirty (30) days after written notice of such failure having been given to the Borrower by either Agent or any Lender;

(e)            any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement proves to have been false in any material respect upon the date when made or repeated; or

(f)            (i) the Borrower or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or within any applicable period of grace, in respect of any Indebtedness (other than the Obligations) or any guaranty with respect thereto in an aggregate amount (including undrawn committed or available amounts under any committed financing and including amounts owing to all creditors under any combined or syndicated credit arrangement) greater than U.S. Dollar Equivalent of U.S.$200,000,000 or (B) fails to observe or perform any term, covenant or any other agreement or condition contained in any agreement or instrument by which it is bound, evidencing or securing Indebtedness or any guaranty with respect thereto in an aggregate amount (including undrawn committed or available amounts under any committed financing and including amounts owing to all creditors under any combined or syndicated credit arrangement) greater than U.S. Dollar Equivalent of U.S.$200,000,000, or (ii) any other event shall occur or condition shall exist under any such agreements or instruments, in each case, for such period of time as would permit (after the giving of appropriate notice if required) the holder or holders or the beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) thereof or of any obligations issued thereunder to accelerate the maturity thereof or require (or cause) such obligations to be repurchased, prepaid, defeased or redeemed in an amount (including undrawn committed or available amounts under any committed financing and including amounts owing to all creditors under any combined or syndicated credit arrangement) greater than U.S. Dollar Equivalent of U.S.$200,000,000 prior to its stated maturity (and for the avoidance of doubt, obligations for Indebtedness as used in this clause (f) shall include, without limitation, (I) obligations constituting Attributable Indebtedness, contingent or other obligations under Guarantees, obligations under Swap Contracts (based on the Swap Termination Value thereof) and (II) obligations under Permitted Receivables Transactions); provided, however, this clause (f) shall not apply to (i) any term, covenant or any other agreement, instrument, event or condition under any intercompany financing between or among the Borrower and/or any of its direct or indirect wholly-owned Subsidiaries (unless any enforcement action is taken against the Borrower and/or any of its direct or indirect wholly-owned Subsidiaries with respect to such intercompany financing (including requiring prepayment thereunder) as a result thereof (it being understood that a permitted or consensual prepayment of any such intercompany financing arrangement in connection with another intercompany transaction (or series of transactions) shall not be considered an enforcement action, all such prepayments being subject to Section 11.23 to the extent and in the manner provided therein)); (ii) any voluntary prepayment, repurchase or redemption applicable to an individual affected holder of Indebtedness as a result of a change in tax law or any similar or analogous provision in any other documentation governing Indebtedness (including any senior notes or in any intercompany financing between or among the Borrower and/or any of its direct or indirect wholly-owned or its Subsidiaries, all such prepayments, repurchases and redemptions of intercompany financing being subject to Section 11.23 to the extent and manner provided therein); or (iii) any mandatory prepayment, repurchase or redemption applicable to an individual affected holder of Indebtedness as a result of any Sanctions event; provided, further, that any offer to prepay, repurchase or redeem any of the foregoing in connection with a change of control offer with respect to the Borrower shall not constitute an Event of Default under this clause (f) until such time as the consummation of such prepayment, repurchase or redemption connected with such change of control offer;

(g)            the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or any of its Material Subsidiaries and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to the Borrower or any of its Material Subsidiaries or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding;

(h)            (i) the Borrower or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any of its Material Subsidiaries and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(i)            there remains in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries which, with other outstanding final judgments against the Borrower and its Subsidiaries, exceeds in the aggregate U.S. Dollar Equivalent of U.S.$200,000,000 after taking into account any undisputed insurance coverage;

(j)            (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower and its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of U.S. Dollar Equivalent of U.S.$100,000,000, or (ii) the Borrower, any of its Subsidiaries or any ERISA Affiliate fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Borrower or any of its Subsidiaries is permitted to contest its obligations to make such payment without incurring any liability (other than interest) or penalty and (y) the Borrower or any of its Subsidiaries is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of U.S. Dollar Equivalent of U.S.$100,000,000, or (iii) if (x) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities in an aggregate amount in excess of U.S. Dollar Equivalent of U.S.$100,000,000, or (y) the Borrower or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, in either case giving rise to a liability in excess of U.S. Dollar Equivalent of U.S.$100,000,000, or (iv) the Borrower or any Subsidiary becomes subject to the imposition of a material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans and any such event or events described in clauses (iii) and (iv) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect;

(k)            any of the Loan Documents is cancelled, terminated, revoked or rescinded, in each case other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents is commenced by or on behalf of the Borrower or any of its Subsidiaries or any stockholder of the Borrower who is an officer or director of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction makes a determination that, or issues a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(l)            (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of twenty-five percent (25%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower; or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period cease to constitute a majority of the board of directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; provided, however, that any such change of control described in this Section 8.01(l) resulting from an acquisition, merger, amalgamation or consolidation permitted under Section 7.04 shall not constitute a Default or an Event of Default hereunder provided that such change of control does not involve any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors of the Borrower.

Section 8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agents shall, at the request of, or may, with the consent of, the Required Lenders:

(a)            declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)            exercise on behalf of itself, the Lenders and the L/C Issuers any other right or remedy available under any other Loan Document, at law, in equity, under any other instrument, document or agreement or otherwise;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Material Subsidiaries under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, or any successors to such statutes or any similar Debtor Relief Law that imposes any stay on the enforcement of creditors’ rights generally or upon the consummation of any proceeding under any Debtor Relief Law under which a stay or similar injunction is requested, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agents, any L/C Issuer or any Lender.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law, in equity, under any other instrument, document or agreement or otherwise, whether now existing or hereafter arising.

Section 8.03          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 2.19, be applied by the Agents in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to the Lenders and the L/C Issuers (including reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel to the respective Lenders and the respective L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably to the payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the applicable Agent for the account of applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.06(c) and 2.18; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully repaid or Cash Collateralized, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX
AGENTS

Section 9.01          Appointment and Authorization of the Agents. (a) Each of the Lenders and each L/C Issuer hereby (i) irrevocably appoints (x) BOA Canada to act on its behalf as the Global Agent, and (y) Bank of America to act on its behalf as the U.S. Agent, in each case hereunder and under the other Loan Documents and (ii) authorizes each of the Global Agent and the U.S. Agent to take such actions on its behalf and to exercise such powers as are delegated to the Global Agent and the U.S. Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Global Agent, the U.S. Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Global Agent or the U.S. Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02          Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “the Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03          Exculpatory Provisions. No Agent or Arranger, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent or Arranger, as applicable:

(a)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall have any duty or responsibility to disclose and be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Agents, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents herein; and

(d)            shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given in writing to such Agent by the Borrower, a Lender or an L/C Issuer. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Global Agent or the U.S. Agent, as applicable.

Section 9.04          Reliance by the Agents. Each of the Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, each of the Agents may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05          Delegation of Duties. Each of the Agents may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each of the Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06          Resignation of the Agents.

(a)            Either Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in United States and Canada, or an Affiliate or branch of any such bank with an office in the United States and Canada. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as either Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Global Agent or U.S. Agent, as applicable, is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Global Agent or U.S. Agent, as applicable, is appointed as provided for above. Upon the acceptance of a successor’s appointment as Global Agent or U.S. Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the applicable retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the applicable retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the applicable retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while such retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

(d)            Any resignation by BOA Canada as Global Agent or Bank of America as U.S. Agent pursuant to this Section 9.06 shall also constitute their respective resignation as L/C Issuer and Swing Line Lender. If BOA Canada resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If BOA Canada resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to BOA Canada or Bank of America, as applicable, to effectively assume the obligations of BOA Canada or Bank of America, respectively, with respect to such Letters of Credit.

Section 9.07          Non-Reliance on the Agents and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that neither the Agents nor the Arrangers has made any representation or warranty to it, and that no act by the Agents or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agents or the Arrangers to any Lender or each L/C Issuer as to any matter, including whether the Agents or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Agents and the Arrangers that it has, independently and without reliance upon either Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon either Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.08          No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Global Agent, U.S. Agent, a Lender or an L/C Issuer hereunder.

Section 9.09          The Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, each of the Agents (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Agents and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Agents under Sections 2.03(i) and (i), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to either Agent and, in the event that either Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due such Agent under Sections 2.10 and 11.04. Nothing contained herein shall be deemed to authorize either Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize either Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10          Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Agents, in their sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agents are not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.11          Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agents make a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agents forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agents, at the greater of the Federal Funds Rate and a rate determined by the Agents in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agents shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Article X
[RESERVED]

Article XI
MISCELLANEOUS

Section 11.01          Amendments, Etc. Subject to Section 3.03 and the last three paragraphs of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01(a) without the written consent of each Lender except that, in the sole discretion of the Agents, only a waiver by the Agents shall be required with respect to immaterial matters or items noted in any post-closing letter made available to the Lenders with respect to which the Borrower has given assurances satisfactory to the Agents that such items shall be delivered promptly following the Closing Date;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any vote to rescind acceleration of amounts owing with respect to the Loans and other Obligations under the Loan Documents shall only require the approval of the Required Lenders);

(d)            except in accordance with Section 3.03, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01 with respect to the Fee Letters) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby except that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee;

(e)            change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, or reduce the Commitment of any Lender except in accordance with Section 2.07, without the written consent of each Lender;

(f)            change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)            without the written consent of each Lender, (i) release the Borrower from its Obligations under the Loan Documents or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation prior to, in the case of this clause (g)(ii), the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Material Subsidiaries under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, or any successors to such statutes or any similar Debtor Relief Law that imposes any stay on the enforcement of creditors’ rights generally or upon the consummation of any proceeding under any Debtor Relief Law under which a stay or similar injunction is requested;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision in this Section 11.01 to the contrary but subject to Section 2.15 (including those matters that may be addressed in a Conforming Amendment without the requirement for additional consents pursuant to Section 2.15), this Agreement may be amended with the written consent of the Required Lenders, the Agents and the Borrower (i) to add one or more additional revolving credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agents and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, if the Agents and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Agents and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding any provision herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Agents) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of each Lender have terminated, such Lender shall have no other commitment or obligation hereunder and shall be paid in full in cash all principal, interest, fees and other amounts owing to it or accrued for its account under this Agreement upon or prior to the effectiveness of such amendment and restatement of this Agreement.

Section 11.02          Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, either Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower), as may be updated pursuant to Section 11.02(d).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), with confirmation of transmission by the transmitting equipment. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuers pursuant to Article II if such Lender or such L/C Issuer, as applicable has notified the Agents that it is incapable of receiving notices under such Article by electronic communication. The Agents, the Swing Line Lender, the L/C Issuers or the Borrower may each, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall either Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or either Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower, the Agents, the L/C Issuers and the Swing Line Lender may change its respective address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Agents, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Agents from time to time to ensure that the Agents have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal, Canadian Federal, state, provincial and territorial securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States Federal, Canadian Federal, state, provincial and territorial securities laws.

(e)            Reliance by the Agents, L/C Issuers and the Lenders. The Agents, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, L/C Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Responsible Officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except in the case of any of the foregoing Persons who are seeking indemnification hereunder, to the extent such reliance resulted from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03          No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents in accordance with Section 8.02 for the benefit of the Agents, all of the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Agents from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers, the Swing Line Lender or either Agent from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or the Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Global Agent or U.S. Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to such Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04          Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay following the receipt of a reasonably detailed invoice (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agents and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one U.S. counsel and one outside Canadian counsel, for the Agents and their respective Affiliates, collectively), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each L/C Issuer in connection with the issuance, amendment, reinstatement, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by either Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for either Agent, any Lender or any L/C Issuer incurred in connection with the transactions contemplated hereby; provided that for any individual enforcement action or series or related actions, the Borrower shall not be required to pay legal fees, charges and disbursements of more than one primary outside U.S. counsel and one primary outside Canadian counsel, and any reasonably necessary local outside counsel (if any), for the Agents, the Lenders and the L/C Issuers collectively, unless the representation of all such Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case the Borrower shall also be required to pay the legal fees, charges and disbursements of additional outside counsel to such conflicted Persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including settlement costs and the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee; provided that for any individual claim or series or related claims, this indemnity shall only apply to the legal fees, charges and disbursements of one primary outside U.S. counsel and one primary outside Canadian counsel, and any reasonably necessary local outside counsel (if any), for all Indemnitees, unless the representation of all Indemnitees by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case this indemnity shall also apply to the legal fees, charges and disbursements of additional outside counsel to such conflicted Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against such Indemnitee for material breach of such Indemnitee’s obligations (if any) hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting or duplicating the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims, damages, expenses, etc. arising from any non-Tax claim.

(c)            Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to either Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against either Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Person party hereto shall assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any other Person party hereto or to any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that the foregoing shall not limit Borrower’s indemnification and expense reimbursement obligations set forth herein to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification and expense reimbursement hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct and actual damages resulting from the gross negligence or material breach of such Indemnitee’s obligations or willful misconduct by such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of either Agent, an L/C Issuer or the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05          Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to either Agent, any L/C Issuer or any Lender, or either Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to such Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06          Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents, the L/C Issuers and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by the Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            In any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agents or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000 unless each of the Agents and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)            The consent of the Borrower (not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless they object thereto by written notice to the Agents within ten (10) Business Days after having received notice thereof;

(B)            The consent of the Agents (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            The consent of the L/C Issuers and the Swing Line Lender shall be required for any assignment in respect of the Commitments.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agents an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided, however, that, the Agents may, in their sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agents an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of its Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or (D) to any Person who is not qualified to lend to the Borrower in the currencies required of Lenders in the applicable Class.

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agents in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agents, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to either Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)            Assignments Among Classes. Subject to Section 11.06(b)(iii)(A), the Global Agent or U.S. Agent may reallocate the Commitments among Classes in connection with any assignment of the Commitment of any Lender of one Class to a Lender of another Class; provided, that such assignment, and the reallocation of Loans and risk participations of any Class in connection therewith, shall not cause the Credit Exposure of any Lender to exceed its Commitment. In such event, each Agent is hereby authorized by the parties to update Schedule 2.01 as applicable, to include reflect all such assignments.

Subject to acceptance and recording thereof by the Agents pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)            Register. The Agents, acting solely for this purpose as agents of the Borrower (and such agency being solely for tax purposes), shall maintain at the Global Agent’s Office and U.S. Agent’s Office, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrower, the Lenders, the L/C Issuers and the Swing Line Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Agents a copy of the Register. Upon its receipt of and, if required, consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, such Eligible Assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.01 (unless such assignee is already a Lender), together with the fee payable under Section 11.06(b)(iii), the Agents will, on the effective date thereof, record the Assignment and Assumption on the Register.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agents, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s respective Affiliates or Subsidiaries), in each case, that is legally entitled to deliver the IRS form(s) and other documentation described in Section 3.01(e), as applicable (as if it were a Lender), demonstrating a complete exemption from U.S. federal withholding tax pursuant to Laws in effect on the date on which such Person acquires the participation (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, either Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements, required representations, and limitations in such Sections) and shall be subject to the mitigation obligations and replacement pursuant to Section 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided, that such Participant (A) agrees to be subject to the provisions of Sections 3.01, 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, which Change in Law would have entitled the Lender from whom it acquired the applicable participation to receive such greater payment. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agents (in their capacity as Agents) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank of the United States; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer or the Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, BOA Canada and any other L/C Issuer assigns all of its Commitment and Committed Loans pursuant to Section 11.06(b), Bank of America, BOA Canada, and any other L/C Issuer may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) in the case of BOA Canada, upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender, as applicable. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Multicurrency Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, BOA Canada and any other L/C Issuer as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America, BOA Canada and any other L/C Issuer resign as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If BOA Canada resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, BOA Canada and any other L/C Issuer to effectively assume the obligations of Bank of America, BOA Canada and any other L/C Issuer with respect to such Letters of Credit.

(g)            The parties hereby agree that BofA Securities, Inc. may, without notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

Section 11.07          Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuers agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed, subject to the provisions set forth in this Section 11.07, (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority, purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Acceding Lender under Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to either Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to either Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential (other than Information provided under Sections 6.04, 6.13, 6.14, 6.15, 6.18 or 7.14 (i.e., such Information provided under such sections does not need to be labeled confidential to be treated as confidential)). Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the Lenders and the L/C Issuers acknowledge that (a) the Information may include material non-public information concerning the Borrower or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States, Federal, Canadian Federal, state, provincial and territorial securities laws.

Notwithstanding the foregoing, unless specifically prohibited by applicable Law or court order, each of the Agents, the Lenders, the L/C Issuers and each of their respective Affiliates shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such Agent, such Lender, such L/C Issuer or such Affiliate by such Governmental Authority) or pursuant to legal process.

The provisions of this Section 11.07 do not apply to any proceedings between the parties to this Agreement.

Section 11.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after giving prior written notice to the Agents, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Global Agent or U.S. Agent, as applicable, for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Agents promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law including, but not limited to, the Criminal Code (Canada) (the “Maximum Rate”). If the Agents or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agents or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10          Counterparts; Effectiveness. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01 or with respect to a Fee Letter or as provided in the applicable Loan Document, this Agreement or such other Loan Documents shall become effective when they shall have been executed by the Agents (to the extent the Agents are party thereto) and when the Agents shall have received counterparts hereof or thereof that, when taken together, bear the signatures of each of the other parties hereto or thereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.11          Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered by the Borrower or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by either Agent or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12          Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agents, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13          Replacement of Lenders. If the Borrower is entitled to replace or remove a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or a Non-Extending Lender (and the Borrower will have satisfied the minimum extension requirements in Section 2.16 after giving effect to the replacement of such Non-Extending Lender), or if any other circumstance exists hereunder that gives the Borrower the right to replace or remove a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agents, terminate the Commitment, and repay the Loans on a non-pro rata basis, of such Lender and/or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)            the Borrower or assignee Lender shall have paid to the Agents the assignment fee specified in Section 11.06(b)(iv) unless such assignment fee is waived by the Agents in their sole discretion pursuant to Section 11.06(b)(iv);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Laws;

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent (provided that, notwithstanding anything herein to the contrary, the execution of the Assignment and Assumption by the Non-Consenting Lender shall not be necessary in order for any assignment referred to in this clause to become effective); and

(f)            in the case of any assignment from a Non-Extending Lender, the Person to whom such assignment is made shall have agreed to the applicable extension request.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agents and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including (x) the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer, (y) the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer, or (z) a return of the original of such Letter of Credit to such L/C Issuer marked “cancelled” or “terminated” by the beneficiary thereof concurrently with such replacement pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Agents may not be replaced hereunder except in accordance with the terms of Section 9.06.

Section 11.14          Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)            SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.15          Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16          Electronic Execution; Electronic Records. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, each of the Agents and the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agents and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agent, L/C Issuer nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent has agreed to accept such Electronic Signature, each Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Credit Party without further verification and (b) upon the request of either Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Agents shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Each Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Credit Party hereby waive (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) any claim against the Agents, each Credit Party and each Related Party for any liabilities arising solely from the Agents’ and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 11.17          Anti-Money Laundering Legislation. Each Lender that is subject to the AML Legislation (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “AML Legislation”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the AML Legislation. The Borrower shall, promptly following a request by either Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the AML Legislation.

Section 11.18          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders on the other hand, (B)  the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C)  the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agents nor any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against either Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19          ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.20          Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agents could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agents or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agents or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agents or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agents or any Lender in such currency, the Agents or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 11.21          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.22          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.23          Subordination of Intercompany Indebtedness.

(a)            The Borrower and each Subordinating Loan Party covenants and agrees (on its own behalf and on behalf of each of its Subsidiaries that is or becomes a Subordinating Loan Party), in their respective capacities as issuers or holders (as applicable) of any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy or for the reorganization of any company), fees, charges, expenses, attorneys’ fees and any other sum owed by the Borrower or due in respect of the aggregate unpaid amount of all advances, indebtedness, loans, payables and other extensions of credit and obligations owed by the Borrower to any Subordinating Loan Party (the “Intercompany Indebtedness”), that the payment of any Intercompany Indebtedness is subordinated in right of payment, to the extent and in the manner provided in this Section 11.23, to the payment in full of all Obligations and the termination of the Aggregate Commitments (other than contingent or inchoate indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agents and the applicable L/C Issuer shall have been made) (the “Discharge of the Senior Obligations”), and that the subordination herein is for the benefit of the Agents and the Lenders. Without limitation of the foregoing with respect to any Intercompany Indebtedness, so long as no Event of Default has occurred and is continuing, the Borrower may make and any Subordinating Loan Party may receive any (x) payments of principal and interest, including, without limitation, prepayments of principal, (y) applicable expense or indemnity payments payable in accordance with the terms thereof and (z) refinancings, replacements, renewals or extensions of such Intercompany Indebtedness to the extent permitted by this Agreement and subordinate to the Obligations in accordance with this Section 11.23; provided, that in the event that any Subordinating Loan Party receives any payment of any such Intercompany Indebtedness at a time when such payment is prohibited by this Section 11.23, such payment shall be held by such Subordinating Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Agents (provided that, in the event that any other holder of senior Indebtedness permitted under the Loan Documents has the same right to receive such payments, the Borrower shall be permitted to make such payment or distribution to the applicable agent and to the holders of such other senior Indebtedness on a pari passu basis, pro rata, based on outstanding principal amount, if any payment is required thereunder).

(b)            The Borrower (for itself and on behalf of each Subordinating Loan Party) and each of the Subordinating Loan Parties (by such Subordinating Loan Party’s acceptance of any Intercompany Indebtedness owing from the Borrower) hereby (i) authorizes the Agents to demand specific performance of the terms of this Section 11.23 at any time when any holder of Intercompany Indebtedness shall have failed to comply with any provisions of this Section 11.23 which are applicable to it and (ii) irrevocably waives to the extent permitted under applicable law any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)            The Borrower (for itself and on behalf of each Subordinating Loan Party) and each of the Subordinating Loan Parties (by such Subordinating Loan Party’s acceptance of any Intercompany Indebtedness owing from the Borrower) agrees that upon any distribution of assets of the Borrower in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise): (i) the Agents and the Lenders shall first be entitled to receive payment in full in cash of the Obligations before any holder of such Intercompany Indebtedness is entitled to receive any payment on account of such Intercompany Indebtedness, (ii) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which any such holder of Intercompany Indebtedness would be entitled except for the provisions of this subsection 11.23(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the applicable Agent, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to such Agent, for itself and the other Lenders, (iii) in the event that, notwithstanding the foregoing provisions of this subsection 11.23(c), any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, shall be received by any such holder of Intercompany Indebtedness on account of Intercompany Indebtedness before the Discharge of the Senior Obligations, such payment or distribution shall be received and held in trust for and shall be paid over to the applicable Agent, for application to the payment of the Obligations, after giving effect to any concurrent payment or distribution or provision therefor to such Agent (provided that, in the event that any other holder of senior Indebtedness permitted under the Loan Documents has the same right to receive such payments, the Borrower shall be permitted to make such payment or distribution to the applicable agent and to the holders of such other senior Indebtedness on a pari passu basis, pro rata, based on outstanding principal amount, if any payment is required thereunder) and (iv) no right of the Agents to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any Subordinating Loan Party. If, for any reason, any of the trusts expressed to be created in this Section 11.23(c)(iii) should fail or be unenforceable, the affected Subordinating Loan Party will promptly pay or distribute any such payment or distribution of assets to the applicable Agent, for application to the payment of the Obligations for application in accordance with the terms of this Section 11.23.

(d)            Notwithstanding the foregoing, the foregoing subordination shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower is made, or any of the Agents, the L/C Issuers and the Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Agents, the L/C Issuers and the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred regardless of any prior revocation, rescission, termination or reduction. The obligations under this paragraph shall survive termination of this Agreement.

(e)            Each Subordinating Loan Party, as of the Closing Date or, if later, contemporaneously with becoming a Subordinating Loan Party (or such later time as the Agent may agree in its reasonable discretion), shall provide to the Agents an acknowledgment letter in form and substance reasonably satisfactory to the Agents whereby such Subordinating Loan Party acknowledges and agrees to be bound by the provisions of this Section 11.23.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WASTE CONNECTIONS, INC.

By	/s/ Mary Anne Whitney
Name:	Mary Anne Whitney
Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Waste Connections – Revolving Credit Agreement)

BANK OF AMERICA, N.A., acting through its Canada branch,
as Global Agent, Lender, Swing Line Lender and L/C Issuer

By	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

(Signature Page to Waste Connections – Revolving Credit Agreement)

BANK OF AMERICA, N.A.,
as U.S. Agent and L/C Issuer

By:	/s/ Michael Contreras
Name: Michael Contreras
Title: Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

JPMORGAN CHASE BANK, N.A.,
as a Lender and L/C Issuer

By:	/s/ Will Price
	Name:	Will Price
	Title:	Executive Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

JPMorgan Chase Bank, N.A., Toronto Branch.,
as an L/C Issuer

By:	/s/ Jeffrey Coleman
	Name:	Jeffrey Coleman
	Title:	Executive Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

PNC BANK CANADA BRANCH,
as a Lender and L/C Issuer

By:	/s/ Caroline Stade
	Name:	Caroline Stade
	Title:	Senior Vice President

(Signature Page to Waste Connections – Revolving Credit Agreement)

Truist Bank,
as a Lender and L/C Issuer

By:	/s/ William P. Rutkowski
	Name:	William P. Rutkowski
	Title:	Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

Mizuho Bank, Ltd.
as a Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Executive Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Dhirendra Udharamaney
	Name:	Dhirendra Udharamaney
	Title:	Director

(Signature Page to Waste Connections – Revolving Credit Agreement)

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender and L/C Issuer

By:	/s/ Pradeep Mehra
	Name:	Pradeep Mehra
	Title:	Authorized Signatory

(Signature Page to Waste Connections – Revolving Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jack R. Fitzpatrick
	Name:	Jack R. Fitzpatrick
	Title:	Assistant Vice President

(Signature Page to Waste Connections – Revolving Credit Agreement)

Canadian Imperial Bank of Commerce, New York Branch,
as a Lender and L/C Issuer

By:	/s/ Andrew Millane
	Name:	Andrew Millane
	Title:	Executive Director & Authorized Signatory

(Signature Page to Waste Connections – Revolving Credit Agreement)

The Huntington National Bank,
as a Lender

By:	/s/ Matthew Stanisa
	Name:	Matthew Stanisa
	Title:	Assistant Vice President

(Signature Page to Waste Connections – Revolving Credit Agreement)

Fifth Third Bank, National Association,
as a Lender

By:	/s/ Sam Schuessler
	Name:	Sam Schuessler
	Title:	Principal

(Signature Page to Waste Connections – Revolving Credit Agreement)

Zions Bancorporation, N.A. dba Amegy Bank,
as a Lender

By:	/s/ Cameron Brown
	Name:	Cameron Brown
	Title:	Senior Vice President

(Signature Page to Waste Connections – Revolving Credit Agreement)